Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

JACOBS ENGINEERING GROUP INC.,

BASKETBALL MERGER SUB INC.

and

CH2M HILL COMPANIES, LTD.

Dated as of August 1, 2017

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TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 1, 2017 (this “Agreement”), is entered into by and among Jacobs Engineering Group Inc., a Delaware corporation (“Parent”), Basketball Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and CH2M HILL Companies, Ltd., a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), and preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of the Company (which shares of Company Common Stock and Company Preferred Stock are hereinafter referred to as the “Shares”) (other than Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) will be converted into the right to receive the consideration set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be fair, advisable and in the best interests of the Company and its stockholders in accordance with the requirements of the DGCL, (ii) subject to the terms and conditions of this Agreement, directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (iii) subject to the terms and conditions of this Agreement, recommended that the holders of the Company Common Stock and Company Preferred Stock vote their Shares in favor of the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, unanimously approved and declared advisable and in the best interests of Parent and Merger Sub and their respective stockholders, this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the sole holder of the outstanding shares of Company Preferred Stock has approved this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Preferred Stockholder Approval”) in accordance with Section 3.2 of the Certificate of Designation of the Series A Preferred Stock of the Company (the “Preferred Certificate of Designation”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a support agreement (the “Support Agreement”) with Parent and Merger Sub, pursuant to which each such stockholder of the Company has agreed, among other things and subject to the terms thereof, to vote the Shares beneficially held by such stockholder of the Company in favor of the adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1
THE MERGER

1.1                               The Merger.

(a)              Upon the terms and subject to the satisfaction or, to the extent provided herein, the waiver, of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).  The Merger will have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

(b)              At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.  In addition, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall thereafter be the bylaws of the Surviving Corporation (other than in respect of the name of the Surviving Corporation), until thereafter amended as provided therein or by applicable Law.

(c)               The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, will be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)              If at any time after the Effective Time, the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2                               Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Eastern time, on the second Business Day (the “Closing Date”) after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, unless another time, date or place is agreed to by the parties hereto.  Substantially contemporaneously with the Closing, or on such other date or at such other time as Parent and the Company may agree to in writing, the Company will cause the certificate of merger in the form attached hereto as Exhibit B (subject to such changes as may be mutually agreed to by Parent and the Company, the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL.  The Merger will become effective at the time the Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1                               Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)              Conversion of Company Common Stock.  Each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) will be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Article II (including the proration procedures in Section 2.2(d)), the following consideration (the “Merger Consideration”), in each case without interest: (i) the combination (such election, a “Mixed Election”) of (A) $52.85 in cash (the “Mixed Cash Consideration”) and (B) 0.6677 validly issued, fully paid and nonassessable Parent Shares (the “Mixed Stock Consideration” and together with the Mixed Cash Consideration, the “Mixed Election Consideration”), (ii) (such election, a “Cash Election”) $88.08 in cash (the “Cash Election Consideration”), or (iii) (such election, a “Stock Election”) 1.6693 validly issued, fully paid and nonassessable Parent Shares (the “Stock Election Consideration”), in the case of each such election, payable to the holder upon surrender of the Certificate or Book-Entry Share formerly representing such Share in accordance with Section 2.2 and Section 2.3.  At the Effective Time, all of the Shares of Company Common Stock converted into the Merger Consideration pursuant to this Section 2.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate or Book-Entry Share that immediately prior to the Effective Time represented any such Shares shall thereafter represent only the right to receive the Merger Consideration, without interest, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Parent Shares, if any, which would otherwise be issuable in respect of such Company Common Stock pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.3(f).

(b)              Conversion of Company Preferred Stock.  Each Share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) will be deemed converted into shares of Company Common Stock pursuant to Section 2.2 of the Preferred Certificate of Designation and such Shares of Company Common Stock will be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Article II (including the proration procedures in Section 2.2(d)), the Merger Consideration in accordance with Section 2.1(a), in the case of each such election, payable to the holder upon surrender of the Certificate or Book-Entry Share formerly representing such Share in accordance with Section 2.2 and Section 2.3. At the Effective Time, all of the Shares converted into the Merger Consideration pursuant to this Section 2.1(b) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate or Book-Entry Share that immediately prior to the Effective Time represented any such Shares shall thereafter represent only the right to receive the Merger Consideration, without interest, including the right to receive pursuant to Section 2.6, if applicable, any Fractional Share Consideration, together with the amounts, if any, payable pursuant to Section 2.3(f).

(c)               Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent, Merger Sub or any wholly-owned Subsidiaries of the Company, Parent or Merger Sub, will be cancelled and will cease to exist, with no payment being made with respect thereto.

(d)              Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

2.2                               Election and Proration Procedures.

(a)              Parent shall prepare and file an election form in such form and substance reasonably acceptable to Parent and the Company (which form shall include the items described in clause (i) and (ii) of Section 2.3(b)) (the “Election Form”) as an exhibit to the Registration Statement.  Parent shall direct and cause the Exchange Agent to mail the Election Form with the Proxy Statement/Prospectus to all persons who are record holders of the Shares as of the record date for the Company Stockholder Meeting (the “Mailing Date”).  Each Election Form shall permit a record holder of Shares (or the beneficial owner through appropriate and customary documentation and instructions) to specify (x) the number of such holder’s Shares with respect to which such holder makes a Mixed Election (each such share, a “Mixed Election Share”), (y) the number of such holder’s Shares with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”) and (z) the number of such holder’s Shares with respect to which such holder makes a Stock Election (each such share, a “Stock Election Share”).

(b)              Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Shares between the record date for the Company Stockholder Meeting and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(c)               Any Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form (including duly executed transmittal materials included with the Election Form) on or before 5:00 p.m., Eastern Time, on the date that is one Business Day immediately preceding the Company Stockholder Meeting (or such other time and date as Parent and the Company shall agree in writing) (the “Election Deadline”) (other than Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Mixed Election with respect to such No Election Shares.  An Election Form shall be effective and properly made and completed if the Exchange Agent shall have actually received at its designated office by the Election Deadline, an Election Form (including duly executed transmittal materials included with the Election Form) properly completed and signed and accompanied by (i) Certificates representing the Shares to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Election Form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Book-Entry Shares, the documents required by the procedures set forth in the Election Form.  The Election Form shall specify that delivery shall be made, and risk of loss and title to any Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Election Form together with any Certificates and/or Book-Entry Shares representing such Shares to the Exchange Agent in accordance with the foregoing sentence.

(d)              As soon as reasonably practicable following the Election Deadline (and in any event two (2) Business Days thereafter), Parent shall cause the Exchange Agent to effect the following prorations to the Merger Consideration allocations; provided that the payment of the Merger Consideration shall be made in accordance with Section 2.3:

i.                                          If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”) and (B) a number of validly issued, fully paid and nonassessable Parent Shares equal to the product of the Stock Election Consideration, multiplied by a fraction equal to one (1) minus the Cash Fraction.

ii.                                       If the Available Cash Election Amount is greater than the Cash Election Amount, then each Stock Election Share shall, instead of being converted into the right to receive the Stock Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares and (B) a number of validly issued, fully paid and nonassessable Parent Shares equal to the product of the Stock Election Consideration multiplied by a fraction, the numerator of which shall be the difference between (I) the Cash Election Consideration minus (II) the amount calculated in clause (A) of this paragraph, and the denominator of which shall be the Cash Election Consideration.

(e)               Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline.  In the event an Election Form is revoked prior to the Election Deadline, the Shares represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of Shares prior to the Election Deadline.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of Parent, the Company, Merger

Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

2.3                               Payment for Securities; Surrender of Certificates.

(a)              Exchange Fund.  Prior to the Mailing Date, Parent will designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the paying and exchange agent for the purpose of effecting the payment and delivery of the Merger Consideration in connection with the Merger (the “Exchange Agent”).  The Exchange Agent shall also act as the agent for the holders of Shares for the purposes of (i) mailing and receiving Election Forms and determining, in accordance with this Article II, the form of Merger Consideration to be received by each holder of Shares, and (ii) receiving and holding their Election Forms and certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and non-certificated Shares represented by book-entry (“Book-Entry Shares”) and shall obtain no rights or interests in the Shares represented thereby.  At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Shares issuable pursuant to Section 2.1(a) and Section 2.1(b) in book-entry form equal to the aggregate number of Parent Shares to be issued as Merger Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash to be paid as Merger Consideration, the aggregate Company Accelerated Equity Award Payments (except to the extent that any such Equity Award Payments are to be made through the payroll of the Surviving Corporation), any Fractional Share Consideration and any dividends under Section 2.3(f) (such evidence of book-entry Parent Shares and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”) in each case, for the sole benefit of the holders of the Shares converted pursuant to Section 2.1(a) and Section 2.1(b) and Company Accelerated Equity Awards.  In the event the Exchange Fund shall be insufficient to pay the aggregate Merger Consideration, the Company Accelerated Equity Award Payments and the dividends under Section 2.3(f), Parent shall promptly deposit, or cause to be promptly deposited, additional Parent Shares or cash with the Exchange Agent in the amount required to make such payments. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of Parent Stock in accordance with Section 2.3(f), out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II and to the extent of any such loss, Parent shall fund additional cash amounts into the Exchange Fund to enable such payments to be made. Any interest or other income from such investments shall be paid promptly to Parent or the Surviving Corporation, as Parent directs.

(b)              Procedures for Surrender.  Promptly after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent will cause the Exchange Agent to mail to each holder of record of Certificates or Book-Entry Shares which were converted into the right to receive the Merger Consideration at the Effective Time pursuant to Section 2.1(a) and Section 2.1(b) (other than the holders of record of Certificates or Book-Entry Shares who have properly completed and submitted, and have not revoked, an Election Form pursuant to Section 2.2 prior to the Closing): (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and will otherwise be in such form and have such other provisions as Parent or the Exchange Agent may reasonably specify and (ii) instructions in customary form for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, including any amount payable in respect of Fractional Share Consideration or any dividends or other distributions on the Parent Shares in accordance with Section 2.3(f).  Upon surrender of Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of an Election Form or letter of transmittal, duly executed and in proper form, with respect to such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares will be entitled to receive the Merger Consideration pursuant to the provisions of this Article 2, including any amount payable in respect of Fractional Share Consideration or any dividends or other distributions on the Parent Shares in accordance with Section 2.3(f), for each Share formerly represented by such Certificates (or affidavits of loss in lieu thereof) and for each Book-Entry Share.  Any Certificates so surrendered will forthwith be cancelled.  All Merger Consideration, Fractional Share Consideration or other amounts due pursuant to Section 2.3(f), paid upon the surrender for exchange of Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not payable.  Any other transfer or similar Taxes incurred in connection with the Merger will be paid by Parent.  Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated hereby, each Certificate or Book-Entry Share (other than Shares cancelled pursuant to Section 2.1(c)) will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration or the amount determined pursuant to Section 2.4, as applicable, without interest.

(c)               Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares that were previously outstanding on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, then (subject to compliance with the exchange procedures of Section 2.3(b)) they will be cancelled and exchanged as provided in this Agreement.

(d)              Termination of Exchange Fund; Abandoned Property; No Liability.  At any time following the first anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest accrued with respect thereto) not disbursed to holders of Certificates or Book-Entry Shares or Company Accelerated Equity Awards, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, including any amount payable in respect of Fractional Share Consideration or any dividends or other distributions on the Parent Shares in accordance with Section 2.3(f), payable upon due surrender of their Certificates or Book-Entry Shares or Company Accelerated Equity Awards and compliance with the procedures in Section 2.3(b), without interest. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of all claims or interest of any Person previously entitled thereto hereunder. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent will be liable to any holder of a Certificate or

Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)               Lost, Stolen or Destroyed Certificates.  In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) or (b) hereof, including any amount payable in respect of Fractional Share Consideration or any dividends or other distributions on the Parent Shares in accordance with Section 2.3(f); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to any such payment, require the owners of such lost, stolen or destroyed Certificates to deliver a customary affidavit of loss which includes an indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f)                Dividends or Distributions with Respect to Parent Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to Parent Shares issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

(g)               Withholding Rights.  Each of Parent, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law.  Except for any deduction or withholding with respect to Company Accelerated Equity Award Payments or any U.S. federal backup withholding attributable to a failure of a holder of Shares to provide a completed IRS Form W-8 or W-9, before making any such deduction or withholding, Parent, the Surviving Corporation or the Exchange Agent, as applicable, shall use commercially reasonable efforts to give the Company prior notice of its intention to make such deduction or withholding, and such notice shall include the authority, basis and method of calculation for the proposed deduction or withholding.  To the extent that amounts are so withheld and notwithstanding any failure to comply with the preceding sentence, such withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

2.4                               Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent only the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to

Section 262 of the DGCL.  If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Mixed Election Consideration, or other amounts payable pursuant to Section 2.3, without interest.  The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments submitted pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to control all negotiations and Proceedings with respect to such demands.  Prior to the Effective Time, the Company will not, except with the prior written consent of Parent in its sole discretion, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.5                               Treatment of Company Equity Awards; Company Equity Plans.

(a)              Vesting Acceleration. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, as of immediately prior to the Effective Time, the vesting, and, if applicable, exercisability of each (i) outstanding Share subject to a right of repurchase in favor of the Company or risk of forfeiture (collectively, “Company Restricted Shares”), (ii) restricted stock unit granted in respect of Shares that is not a Company Assumed Restricted Stock Unit (collectively, “Company Accelerated Restricted Stock Units”), (iii) performance stock unit granted in respect of Shares that is not a Company Assumed Performance Stock Unit (collectively, “Company Accelerated Performance Stock Units”), (iv) phantom stock right in respect of or economically linked to Shares (collectively, “Company Phantom Awards”), (v) option to purchase Shares (collectively, “Company Options”), (vi) stock appreciation right in respect of Shares (collectively, “Company Stock Appreciation Rights”) and (vii) any other equity or equity-based award in respect of, linked to or denominated in Shares other than the Company Assumed Restricted Stock Units and Company Assumed Performance Stock Units (collectively with Company Restricted Shares, Company Accelerated Restricted Stock Units, Company Accelerated Performance Stock Units, Company Phantom Awards, Company Options and Company Stock Appreciation Rights, “Company Accelerated Equity Awards”) whether granted separately or under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company, including the Company’s Amended and Restated 2009 Stock Option Plan, the Company’s Stock Appreciation Rights Plan, the Company’s Amended and Restated Phantom Stock Plan, the Company’s Amended and Restated Long-Term Incentive Plan and the Company’s Amended and Restated Restricted Stock Plan (collectively, “Company Equity Plans”), will accelerate with respect to one hundred percent (100%) of the Shares underlying such Company Accelerated Equity Award (treating for this purpose any performance-based vesting condition as having been attained at “target”) and all restrictions thereon shall lapse.  After giving effect to such accelerated vesting, the Company Accelerated Equity Awards shall be treated in accordance with Section 2.5(b) or, in the case of Company Restricted Shares, Section 2.1.

(b)              Treatment of Company Accelerated Equity Awards. Effective as of immediately prior to the Effective Time, each Company Accelerated Equity Award, other than the Company Restricted Shares which shall be subject to Section 2.1, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Accelerated Equity Award will be entitled to receive, in consideration of the cancellation of such Company Accelerated Equity Award and in full settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of Shares subject to such Company Accelerated Equity Award as of immediately prior to such cancellation and (B) any positive difference obtained by subtracting any exercise price per Share applicable to such Company Accelerated Equity Award (if applicable) from the Equity Award Consideration (such amounts payable hereunder being referred to as the “Company Accelerated Equity Award Payments”).  For the avoidance of doubt, in the case of a Company Accelerated Equity Award that does not have an exercise price, the exercise price per Share for the purposes of the preceding sentence shall be zero.  From and after the Effective Time, any such cancelled Company Accelerated Equity Awards will no longer be outstanding or exercisable by the former holder thereof, but will only entitle such holder to the payment of the Company Accelerated Equity Award Payment.

(c)               Payments through Payroll.  Any Company Accelerated Equity Award Payment to which an employee or former employee of the Company becomes entitled pursuant to Section 2.5(b) shall be made through the Surviving Corporation’s payroll no more than ten (10) Business Days following the Effective Time.

(d)              Equity Award Rollover. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that each (i) restricted stock unit granted after February 28, 2017 under the Company’s Amended and Restated Long-Term Incentive Plan in respect of Shares and held by a Continuing Employee (the “Company Assumed Restricted Stock Units,” collectively with the Company Accelerated Restricted Stock Units, the “Company Restricted Stock Units”) that is outstanding immediately before the Effective Time, will be converted as of the Effective Time into a restricted stock unit (the “Assumed Restricted Stock Unit”) on the same terms and conditions (including applicable vesting requirements but subject to such accelerated vesting, if any, provided to the holder thereof in a plan set forth on Section 5.9(c) of the Company Disclosure Schedules or a Company Employee Agreement) under the Company’s Amended and Restated Long-Term Incentive Plan and award agreement evidencing such Company Assumed Restricted Stock Unit, in respect of the number of Parent Shares that is equal to the number of Shares subject to the Company Assumed Restricted Stock Unit immediately prior to the Effective Time multiplied by the Assumed Equity Award Exchange Ratio (rounded to the nearest whole share); and (ii) performance stock unit granted after February 28, 2017 under the Company’s Amended and Restated Long-Term Incentive Plan in respect of Shares and held by a Continuing Employee (collectively, “Company Assumed Performance Stock Units,” collectively with the Company Accelerated Performance Stock Units, the “Company Performance Stock Units”) that is outstanding immediately before the Effective Time, will be converted as of the Effective Time into a restricted stock unit (the “Assumed Performance Stock Units”) in accordance with the terms of the Company’s Amended and Restated Long-Term Incentive Plan and award agreement evidencing such Company Assumed Performance Stock Unit (with vesting to occur in substantially equal installments on each of the first three anniversaries of the original date of grant of the related Company Assumed Performance Stock Units, subject to such accelerated vesting, if any, provided to the holder thereof in a plan set forth on Section 5.9(c) of the Company Disclosure Schedules or a Company Employee Agreement) in respect of the number of Parent Shares that is equal to the number of Shares that would have vested at the end of the performance period if target performance had been achieved immediately prior to the Effective Time multiplied by the Assumed Equity Award Exchange Ratio (rounded to the nearest whole share).  For purposes of this Agreement, the “Assumed Equity Award Exchange Ratio” means the quotient of (x) the Equity Award Consideration and (ii) the Parent Share VWAP.  No later than the Effective Time, Parent shall file, and keep effective for so long as the Assumed Restricted Stock Units and Assumed Performance Stock Units are outstanding, a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Shares subject to Assumed Restricted Stock Units and Assumed Performance Stock Units converted pursuant to this Section 2.5(d).

(e)               Termination of Company Equity Plans.  As of the Effective Time, all Company Equity Plans, except the Company’s Amended and Restated Long-Term Incentive Plan, will be terminated, and no further Company Accelerated Equity Awards or other rights with respect to Shares will be granted thereunder.

(f)                Treatment of Company ESPP.  The Company shall take such action as may be necessary to: (i) terminate the then-current offering period under the Company ESPP as of a date that is as soon as practicable following the date hereof and in no event later than immediately preceding the next scheduled purchase date under the terms of the Company ESPP (the “Company ESPP Ending Date”) and (ii) terminate the Company ESPP as of the Effective Time.  On the Company ESPP Ending Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the participant in accordance with the terms of the Company ESPP for refunded contributions.

(g)               Corporate Actions.  At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.5.  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company Accelerated Equity Awards or other rights with respect to Shares.

2.6                               Fractional Shares. No fractional Parent Shares shall be issued in connection with the Merger, no certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash, without interest, in an amount equal to such fractional part of a Parent Share (rounded to the nearest one thousandth when expressed in decimal form) multiplied by the Parent Share VWAP.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed with the SEC since January 1, 2015 and publicly available via the SEC’s EDGAR service at least two (2) Business Days prior to the date hereof (including exhibits and other information incorporated by reference therein, but excluding any disclosure contained in such Company SEC Documents under the heading “Risk Factors”, “Cautionary Note Regarding Forward Looking Statements” or similar heading); provided, that in no event shall any disclosure in any Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.9, Section 3.25 or Section 3.30, or (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such matter disclosed is reasonably apparent from the text of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1                               Organization and Qualification; No Subsidiaries.

(a)              The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)              The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  The Company is duly qualified to do business and in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(c)               Section 3.1(c) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) as of the date of this Agreement and sets forth (i) the authorized and issued capital stock of, or other Equity Interest in, each Company Significant Subsidiary as of the date of this Agreement and (ii) the number and type of shares of capital stock of, or other Equity Interest in, such Company Significant Subsidiary that, as of the date of this Agreement, are owned, directly or indirectly by the Company. Each share of capital stock or other Equity Interest in each Company Subsidiary owned directly or indirectly by the Company is owned free and clear of any Liens (other than Permitted Liens). Each Company Subsidiary is a direct, or indirect, wholly owned Subsidiary of the Company. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and each Company Subsidiary has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have a Company Material Adverse Effect. Except for the capital stock of, or other Equity Interest in, the Company Subsidiaries, the Company does not own or have any contractual obligation or commitment to acquire, directly or indirectly, any material capital stock of, or other material Equity Interest in, any Person or have an obligation to otherwise make any material investment in any Person.

(d)              The Company has made available to Parent and Merger Sub accurate and complete copies of the currently effective Amended and Restated Certificate of Incorporation of the Company and all further amendments thereto (the “Company Charter”), the Amended and Restated Bylaws of the Company and all further amendments thereto (the “Company Bylaws”) and the equivalent organizational documents of each Company Significant Subsidiary.  Neither the Company nor any Company Subsidiary is in material violation of the Company Charter, the Company Bylaws or any equivalent organizational documents of any Company Subsidiary, as applicable, and each such organizational document is in full force and effect.

3.2                               Capitalization.

(a)              The authorized capital stock of the Company consists of (i)100,000,000 shares of Company Common Stock, of which, as of the close of business on July 28, 2017, there were 24,591,691 shares issued and outstanding and (ii) 50,000,000 shares of Company Preferred Stock, of which, as of the close of business on July 28, 2017, there were 4,821,600 shares issued and outstanding all of which are designated Series A Preferred Stock and which will be convertible into 6,502,663 shares of Company Common Stock at the Closing (assuming a Closing Date of November 30, 2017). 10,000,000 shares of Company Preferred Stock have been designated as Series A Preferred Stock.

(b)              As of the close of business on July 28, 2017, there are no Shares reserved for issuance or issued and outstanding under any Company Equity Plans, except: (i) 2,395,380 shares of Company Common Stock were subject to and reserved for issuance pursuant to, outstanding Company Options (assuming target level achievement with respect to any performance conditions), of which Company Options to purchase 1,133,425 shares of Company Common Stock were vested, (ii) 120,480 Company Restricted Stock Units were outstanding (assuming target level achievement with respect to any performance conditions), (iii) 276,666 Company Performance Stock Units were outstanding (assuming target level achievement with respect to any performance conditions), (iv) 29,786 shares of Company Common Stock were subject to outstanding Company Stock Appreciation Rights, of which Company Stock Appreciation Rights in respect of 13,882 shares of Company Common Stock were vested and (v) 12,488 Company Phantom Awards were outstanding.  Section 3.2(b) of the Company Disclosure Schedule sets forth, as of the close of business on July 28, 2017, a true, correct and complete list of all holders of Company Options, Company Restricted Stock Units, Company Performance Stock Units, Company Stock Appreciation Rights and Company Phantom Awards (or a unique number or pseudonym identifier), including the type of award, the number of shares of Company Common Stock subject to each award, the date of grant thereof, and, if applicable, the price per share payable upon exercise thereof.  As of the close of business on July 28, 2017, the fully diluted Shares outstanding is 33,929,154 shares of Company Common Stock.

(c)               Except as described in Section 3.2(a) and Section 3.2(b) and rights to purchase Company Common Stock issuable pursuant to the Company ESPP, there are no subscriptions, options, warrants, calls, conversion rights, stock appreciation rights, “phantom” stock rights, performance units, redemption rights, repurchase rights or other equity-based awards or rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue, acquire or sell any Shares or other Equity Interests or rights derived therefrom of the Company or any of the Company Subsidiaries or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any Company Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)              There are no outstanding contractual obligations or commitments of the Company or any Company Subsidiary (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of or (iv) granting any preemptive or antidilutive rights with respect to, or restricting the transfer or issuance of, any Shares or other Equity Interests in the Company or any Company Significant Subsidiary.  Except for this Agreement and the Support Agreement, there are no stockholders agreements, voting agreements or other similar agreements with respect to the acquisition, disposition or voting of Shares or other Equity Interests of the Company to which the Company or any Company Subsidiary is a party.

(e)               All of the outstanding Shares and other Equity Interests in the Company and each Company Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or similar right. No Company Subsidiary owns any Shares.

(f)                All of the outstanding Company Options, Company Restricted Stock Units, Company Performance Stock Units, Company Stock Appreciation Rights and Company Phantom Awards were granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued.

3.3                               Authority.

(a)              The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Company Stockholder Approval.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no votes or written consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware.  This Agreement has been duly and validly executed and delivered by the Company and, subject to due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)              At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by which the Company Board unanimously (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger to be fair, advisable and in the best interests of the Company and its stockholders in accordance with the requirements of the DGCL, (ii) subject to the terms and conditions of this Agreement, directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (iii) subject to the terms and conditions of this Agreement, recommended that the holders of the Company Common Stock and Company Preferred Stock vote their Shares in favor of the adoption of this Agreement, and, as of the date hereof, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

3.4                               No Conflict.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws or the organizational documents of any Company Subsidiary; (b) assuming the accuracy of the representations set forth in Section 4.14 and that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the rights, respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract, except, with respect to clause (b), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which would not have a Company Material Adverse Effect.

3.5                               Required Filings and Consents.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable Competition Laws of the jurisdictions set forth on Section 3.5 of the Company Disclosure Schedule, (c) filings with the United States Securities and Exchange Commission (the “SEC”) as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, including the Proxy

Statement/Prospectus and (d) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not have a Company Material Adverse Effect.

3.6                               Permits; Compliance With Law.

(a)              The Company and each Company Subsidiary holds all authorizations, permits, certificates, exemptions, approvals, orders, consents, franchises, variances, easements, exemptions, registrations, licenses and clearances of any Governmental Entity (the “Company Permits”) necessary for the operation of the Business as currently conducted and all such Company Permits are in full force and effect, except where the failure to hold one or more such Company Permits would not have a Company Material Adverse Effect.  The Company and each Company Subsidiary is operating in compliance with the terms of such Company Permits, except where the failure to be in compliance with such Company Permits would not have a Company Material Adverse Effect.  Except as would not have a Company Material Adverse Effect, no suspension, modification, revocation or cancellation of any of such Company Permits is pending or threatened in writing.

(b)              (i) The Company and each Company Subsidiary is, and since January 1, 2015 has been, in compliance with all Laws and Orders applicable to the Company or any Company Subsidiary or any assets owned or used by the Company or any Company Subsidiary (except in each case where such noncompliance would not have a Company Material Adverse Effect) and (ii) neither the Company nor any Company Subsidiary has received any written communication since January 1, 2015 from, or since January 1, 2015 entered into any Contract or settlement with, a Governmental Entity that alleges that the Company or any Company Subsidiary has, at any time, not been in material compliance with any such Law or Order and, to the knowledge of the Company, there has not been any material investigation or inquiry by a Governmental Entity pending or threatened against the Company or any Company Subsidiary at any time since January 1, 2015.

(c)               Neither the Company, nor the Company Subsidiaries, nor, to the knowledge of the Company, any Representatives acting on their behalf, have, in the past five (5) years, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or failed to disclose fully any such contributions in violation of law, (ii) given, offered, promised, or authorized to give, any money or thing of value to any foreign or domestic Government Official corruptly for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision relating in any way to the business of the Company or any of its Subsidiaries; or (iii) given, offered, promised, or authorized to give, any money or thing of value to a Government Official or any other Person in violation of any applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, any laws enacted pursuant to, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable laws or regulations relating to bribery or corruption (collectively, “Anti-Corruption Laws”).  There have been no intentionally false or fictitious entries made in the books or records of the Company and its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.  In the past five (5) years, there have been no charges, internal whistleblower reports, voluntary disclosures or Proceedings (or to the knowledge of the Company any external whistleblower reports or external investigations) against the Company or any Company Subsidiary under any applicable Anti-Corruption Laws, and to the Company’s knowledge, there are no pending or threatened external investigations or Proceedings involving suspected or confirmed violations thereof.  The Company and the Company Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws.

3.7                               SEC Filings; Financial Statements.

(a)              Since January 1, 2015, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents publicly filed by the Company with the SEC, including any publicly filed supplements, modifications or amendments thereto, collectively, the “Company SEC Documents”).  As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents (i) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act, and the applicable rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statement were made, not misleading.  All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents, including the related notes and schedules (collectively, the “Company Financial Statements”), (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end audit adjustments which are not expected to be material individually or in the aggregate), (B) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company as of the dates and for the periods referred to therein (except as may be expressly indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end audit adjustments which are not expected to be material individually or in the aggregate) and (C) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing.

(b)              Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in its respective published financial statements or any Company SEC Documents.

(c)               Without limiting the generality of Section 3.7(a), (i) KPMG LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2015, none of the Company or any Company Subsidiary or, to the knowledge of the Company, any director or officer of the Company or any Company Subsidiary, has formally received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d)              The Company has made available true, correct and complete copies of all comment letters received by the Company from the SEC staff since January 1, 2015 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Company Subsidiaries has or is required to file or furnish any forms, reports, or other documents with the SEC or pursuant to the Exchange Act.

3.8                               Internal Controls.  The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 and 15d-15 under the Exchange Act and that is reasonably sufficient to provide reasonable assurances that (a) transactions are executed only in accordance with management’s general or specific authorizations, (b) access to assets of the Company or the Company Subsidiaries is permitted only in accordance with management’s general or specific authorization and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company’s internal controls over financial reporting have been designed to provide reasonable assurance regarding the reliability of the Company’s consolidated financial reporting and the preparation of the Company consolidated financial statements for external purposes in accordance with GAAP. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required by Rule13a-15 and 15d-15 under the Exchange Act and that provide reasonable assurance that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the required certifications under the Exchange Act with respect to such reports. Neither the Company, the audit committee of the Company Board, nor, to the knowledge of the Company, the Company auditors, is aware of or has received notification of (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting of the Company or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has not made, or been required to make, any such disclosures to the Company’s auditors.

3.9                               State Takeover Laws.  The Board of Directors of the Company has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law, including Section 203 of the DGCL, will apply with respect to or as a result of the execution of this Agreement or the Support Agreement or the consummation of the Merger or the other transactions contemplated hereby.

3.10                        No Undisclosed Liabilities.  Except for those liabilities and obligations (a) as reflected in or reserved against in the Company’s most recent consolidated balance sheet included in the Company Financial Statements (including expressly in the notes thereto) prior to the date of this Agreement, (b) incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements or (c) incurred pursuant to this Agreement, the Company has no liabilities or obligations of a type required to be reflected on the face of a consolidated balance sheet of the Company prepared in accordance with GAAP.

3.11                        Absence of Certain Changes or Events.

(a)              Since April 1, 2017 until the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its businesses in all material respects in the ordinary course of business consistent with past practice.

(b)              Since April 1, 2017 until the date of this Agreement, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, (i) which would have a Company Material Adverse Effect or (ii) if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(c), 5.1(d), 5.1(g), 5.1(i), 5.1(j), 5.1(o), 5.1(p), 5.1(q), or 5.1(t).

3.12                        Employee Benefit Plans.

(a)              Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan and Foreign Benefit Plan.  With respect to each Company Benefit Plan and Foreign Benefit Plan, the Company has provided to Merger Sub complete and accurate copies of (i) each such Company Benefit Plan and Foreign Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent summary plan descriptions, including any summary of material modifications, prepared in respect thereto, (iv) the two most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any (x) Company Benefit Plan that is intended to qualify under Section 401(a) of the Code and (y) an employee benefit plan that has been merged into a Company Benefit Plan is intended to qualify under Section 401(a) of the Code in the prior six years, (vi) the two most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto, (vii) all material agreements with the UK’s Pensions Regulator and Pension Protection Fund related to the provision of the UK defined benefit pension arrangements, and (viii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan and Foreign Benefit Plan, in each case, made within one year prior to the date of this Agreement.

(b)              Each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms in all material respects and is in compliance in all material respects with ERISA, the Code and all other applicable Laws.

(c)               (i) Each Foreign Benefit Plan and related trust, if any, complies with and has been established, maintained and administered (A) in compliance in all material respects with the Laws of the applicable foreign country and (B) in compliance in all material respects with their terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, except as would not result in material liability to the Company or any Company Subsidiary; and (iii) no Foreign Benefit Plan has any material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued.

(d)              (i) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption and (ii) none of the Company, any Company Subsidiary, any Company Benefit Plan, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on the Company or any Company Subsidiary.

(e)               No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or a (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA). With respect to each Company Benefit Plan that is a plan as described in clause (i) above, to the knowledge of the Company, (x) no event or circumstance exists that has adversely affected or would reasonably be expected to materially and adversely affect the funded status of such plans as reported in the Company’s SEC Documents and most recently filed  Form 5500 with the U.S. Department of Labor in respect of such plans, (y) no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full and (z) no Proceeding has been initiated by the Company or the PBGC to terminate such Company Benefit Plan. With respect to each Company Benefit Plan that is a plan as described in clause (ii) above, (A) the Company has no knowledge that such plan is insolvent within the meaning of ERISA and, to the knowledge of the Company, no condition exists which presents a risk of such plan becoming insolvent; (B) as of the Effective Date, the Company and, to the knowledge of the Company, each ERISA Affiliate will not have completely or partially withdrawn from such plan and will not be subject to any withdrawal liability as described in Section 4201 of ERISA for withdrawals that have occurred on or prior to the Effective Date; and (C) if the Company or any ERISA Affiliate were to incur a complete withdrawal (as described in Section 4203 of ERISA for each such plan as of the Effective Date, the aggregate withdrawal liability as determined under Section 4201 of ERISA, with respect to all such plans, would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries taken as a whole.

(f)                No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate thereof sponsors maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) “multiple employer plan” within the meaning of Section 413(c) of the Code, or (ii) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).

(g)               None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code.

(h)              Neither the Company nor any Company Subsidiary has any liability in respect of, or obligation to provide, post-retirement health, medical, disability, life insurance benefits or other welfare benefits for former or current employees, officers, consultants, independent contractors or directors of the Company or any Company Subsidiary (the “Service Providers”) (or the spouses, dependent or beneficiaries of any Service Providers), whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar law.

(i)                  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Service Provider to any compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Foreign Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits, (iv) will or is likely to result in the final and binding imposition of a financial support direction or a contribution notice (as defined in sections 43 and 38 of the UK Pensions Act 2014, respectively) or (v) otherwise give rise to any material liability under any Company Benefit Plan or Foreign Benefit Plan.

(j)                 No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(k)              Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any Company Subsidiary has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

(l)                  No Company Benefit Plan or Foreign Benefit Plan is under audit or investigation by the Internal Revenue Service, Department of Labor or comparable governmental regulator outside the United States or other Governmental Entity and, to the knowledge of the Company, no such audit or investigation is threatened.

(m)          There are no pending or, to the knowledge of the Company, threatened, actions, suits or claims with respect to any Company Benefit Plan or Foreign Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such plan) that could result in material liability to the Company or any Company Subsidiary, other than ordinary course claims for benefits brought by participants or beneficiaries.

3.13                        Labor and Other Employment Matters.

(a)              The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, wages and hours, overtime and classification as exempt/non-exempt employees.  Neither the Company nor any Company Subsidiary has any leased employees in the United States within the meaning of Section 414(n) of the Code.

(b)              The Company has made available to Parent true and complete copies of all material collective bargaining agreements and other labor union Contracts (including all amendments thereto) applicable to any Company Employee (the “Company CBAs”) in effect as of the date of this Agreement with respect to their employment with the Company or any Company Subsidiary.

(c)               As of the date of this Agreement:

i.                                          no grievances, arbitrations or legal or administrative Proceedings which allege the violation of any Company CBA are pending, except as would not be reasonably expected to result in a material liability to the Company;

ii.                                       there are no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts has occurred in the past two years, are pending or, to the knowledge of the Company, threatened, against the Company;

iii.                                    to the knowledge of the Company, no labor union, labor organization or works council has made a pending demand for recognition or certification to the Company, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority; and

iv.                                   except as would not be reasonably be excepted to result in a material liability to the Company, there is no unfair labor practice charge pending against the Company before the National Labor Relations Board or any comparable labor relations authority and there is no pending or, to the knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

3.14                        Contracts.

(a)              Section 3.14(a) of the Company Disclosure Schedule lists each Contract in effect as of the date hereof (together with all amendments and supplements thereto) to which the Company, any Company Subsidiary or any of their respective assets is a party to or bound by which falls within any of the following categories:

i.                                          any Contract that (A) limits or restricts in any material respect the Company or any Company Subsidiary from competing or engaging in any line of business or in any geographic area or with any Person (provided that the foregoing shall not include non-solicitation restrictions with respect to natural Persons, other than those entered into by the Company or any Company Subsidiary in connection with any Significant M&A Transaction consummated by the Company or any Company Subsidiary), (B) grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or the Company Subsidiaries, (C) obligates the Company or any Company Subsidiary to conduct business on an exclusive basis or that contains a “most favored nation” or similar covenant, except with respect to (A) through (C) above, for any such Contract that (i) may be cancelled without penalty by the Company or any Company Subsidiary upon notice of 120 days or less and (ii) following such cancellation such limitation, restriction, right, covenant or obligation, as applicable, would not survive;

ii.                                       each Contract that by its terms provides for payments by or to the Company and/or any Company Subsidiary of more than (A) $5,000,000, in the aggregate, in the 12-month period following the date hereof or (B) $15,000,000, in the aggregate, over the remaining term of such Contract, and, in each case, cannot be canceled by the Company or any Company Subsidiary upon 120 days or less notice without material penalty to the Company or any Company Subsidiary;

iii.                                    any material revenue-generating Contract (excluding purchase orders, statements of work or similar ancillary documents) with the twenty-five (25) largest customers (“Company Top Customers”) of the Company or the Company Subsidiaries (determined on the basis of consolidated revenues received by the Company and the Company Subsidiaries in the fiscal years ended December 30, 2016 and December 25, 2015);

iv.                                   any master purchase, supply or service Contract (for the avoidance of doubt, excluding purchase orders, statements of work and standard confidentiality agreements) with the twenty-five (25) largest suppliers to or subcontractors (“Company Top Suppliers”) for the Company or the Company Subsidiaries (determined on the basis of consolidated purchase orders issued to the Company and the Company Subsidiaries in the fiscal years ended December 30, 2016 and December 25, 2015);

v.                                      any Contracts involving the payment of royalties or other amounts by the Company or a Company Subsidiary calculated based upon the revenues or income of the Company or a Company Subsidiary where such payments are expected to exceed $5,000,000 in the 12-month period following the date hereof;

vi.                                   any Contract relating to indebtedness for borrowed money (whether as borrower or lender) or any guarantee by the Company or any Company Subsidiary of any Liabilities of any other Person or to the mortgaging, pledging or otherwise placing of any Lien (other than Permitted Liens), on any asset of the Company or any Company Subsidiary in each case in excess of $5,000,000 individually, except for Contracts relating to indebtedness for borrowed money or guarantees of any such indebtedness between the Company and a Company Subsidiary or between Company Subsidiaries;

vii.                                any Contract pursuant to which the Company or any Company Subsidiary is a licensee of any Intellectual Property Rights that are material to the Business as currently conducted (other than “off-the-shelf” or “shrink-wrap” licenses for commercially available software or standard commercial service offerings that are generally available on standard terms);

viii.                             any Material Current Company Government Contract;

ix.                                   any Contract relating to the acquisition or disposition by the Company or any Company Subsidiary of all or substantially all of the capital stock or assets of any Person or business for aggregate consideration under such Contract in excess of $25,000,000 (any such transaction, a “Significant M&A Transaction”) and pursuant to which the Company or any Company Subsidiary has any material ongoing obligations;

x.                                      any partnership, joint venture, limited liability company agreement, or other Contract relating to the formation, creation, operation, management, or control of any material joint venture or similar relationship which (A) has revenues in excess of $25,000,000 during the Company’s fiscal year ended December 30, 2016, (B) is reasonably expected to have revenues in excess of $25,000,000 during the Company’s fiscal year ending December 29, 2017, or (C) pursuant to which the Company or any Company Subsidiary has an express obligation to make any investment in, or advancement or capital contribution to, any other Person in excess of $5,000,000, in the aggregate, in the 12-month period following the date hereof, in each case, other than any such Contract solely between the Company and its wholly-owned Company Subsidiaries or among wholly-owned Company Subsidiaries;

xi.                                   Contracts involving (A) any material collective bargaining agreement or other material contract with a labor union, works council or similar body or (B) any Contract with any current or former officer, director or Affiliate of the Company or any Company Subsidiary or any of their respective “associates” or immediate family members” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), other than Company Benefit Plans;

xii.                                any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.”  Accurate and complete copies of each Company Material Contract, including all amendments and supplements thereto, have been made available by the Company to Parent, or publicly filed with the SEC, in each case prior to the date of this Agreement.

(b)              Except as would not have a Company Material Adverse Effect: (i) each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought; (ii) the Company and/or each Company Subsidiary party thereto has performed all obligations required to be performed by it under each Company Material Contract and is not otherwise in default or breach thereof and, to the knowledge of the Company, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract; and (iii) neither the Company nor any Company Subsidiary has received or delivered written notice of any violation or default under (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause a violation of or default under) any Company Material Contract.

3.15                        Litigation.

(a)              There is no Proceeding pending or, to the knowledge of the Company, threatened against or directly related to the Company or any Company Subsidiary that (i) seeks or alleges monetary damages in excess of $10,000,000 or (ii) if determined adversely to the Company or such Company Subsidiary, would have a Company Material Adverse Effect. As of the date of this Agreement, there are no Proceedings (excluding counterclaims) that the Company or any Company Subsidiary presently intend to initiate that if determined adversely to the Company or any Company Subsidiary would have a Company Material Adverse Effect.

(b)              Neither the Company nor any Company Subsidiary is subject to any Order that would have a Company Material Adverse Effect or would prevent or materially impair or materially delay consummation of the Merger or performance by the Company of any of its material obligations under this Agreement. Neither the Company nor any Company Subsidiary is in material default with respect to any Order, writ, injunction, decree, ruling or decision of any court, commission or other Governmental Entity, or with respect to any ruling or decision of any arbitrator, that is applicable to the Company or any Company Subsidiary.

3.16                        Environmental Matters.

(a)              Except as would not have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is and has been in compliance with all applicable Environmental Laws and (ii) the Company and each Company Subsidiary has obtained, or has made timely and complete application for renewal of, and is and has been in compliance with, all Environmental Permits necessary for the conduct and operation of the Business.

(b)              To the knowledge of the Company, (i) there are not any Hazardous Substances generated, treated, stored, processed, transported, disposed of, released, or otherwise existing on, under, about, or emanating (“Hazardous Substance Matters”) from or to, any property currently or previously owned, leased or operated by the Company or any Company Subsidiary, or to the knowledge of the Company, any property formerly owned, leased, or operated by the Company, any Company Subsidiary or any of their respective predecessors that would require material remediation under any Environmental Law; and (ii) there are no Hazardous Substance Matters arising from or related to the operations of or any products manufactured, marketed, sold or distributed by the Company, any Company Subsidiary or any of their predecessors, in each case, that would reasonably be likely to give rise to a violation of, or liability or obligation under, any Environmental Laws.

(c)               In the past four (4) years, neither the Company nor any Company Subsidiary has received any written notice of alleged liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged material violation of, or material non-compliance with, any Environmental Law, except for such inquiries or investigations for which the Company or the Company Subsidiary liability has been determined and paid in full with no ongoing obligations.

(d)              The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of any material reports, studies, assessments, and other material environmental information in its possession relating to Hazardous Substance Matters or otherwise relating to Environmental Law and pertaining to the Company, any Company Subsidiary, or their current or former material properties or operations.

3.17                        Intellectual Property.

(a)              Section 3.17(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each item of Company Registered Intellectual Property and for each such item, (i) the current owner(s), (ii) the jurisdiction of application or registration, (iii) the application or registration number, and (iv) the date of application or registration.

(b)              The Company or any Company Subsidiary exclusively owns or has the right, subject to written agreements, to use all Intellectual Property Rights that are material to the Business as currently conducted (collectively referred to herein as the “Company Material Intellectual Property”), except as would not have a Company Material Adverse Effect; provided, that the foregoing shall not be deemed a representation or warranty of non-infringement of third party Intellectual Property Rights.

(c)               Except as would not have a Company Material Adverse Effect, since January 1, 2016, no Proceedings have been instituted or are pending, or to the knowledge of the Company, have been threatened in writing against, the Company or any of the Company Subsidiaries, that challenge the Company’s or the Company Subsidiaries’ ownership of the Company Material Intellectual Property owned by or registered or applied for in the name of the Company or any of the Company Subsidiaries (the “Company Owned Intellectual Property”).  Since January 1, 2016, neither the Company nor any Company Subsidiary has received any written notice alleging the invalidity or unenforceability of any Company Owned Intellectual Property.  Since January 1, 2016, no Person has notified the Company or any Company Subsidiary in writing that it is claiming any ownership of or right to use any Company Owned Intellectual Property.

(d)              Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary have taken reasonable steps to establish the Company’s rights in the Company Material Intellectual Property, and to safeguard and maintain the secrecy and confidentiality of all material trade secrets comprising Company Owned Intellectual Property. No present or former employee, officer, director, agent, outside contractor or consultant of the Company or the Company

Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Owned Intellectual Property.

(e)               To the knowledge of the Company, the conduct of the Business as currently conducted by the Company and its Company Subsidiaries does not infringe, misappropriate or otherwise violate in any material respect the Intellectual Property Rights of any third party.  Since January 1, 2016, neither the Company nor any Company Subsidiary has received any written claims of such infringement, misappropriation or other similar violation that have not been settled or withdrawn prior to the date of this Agreement.

(f)                Except as would not have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries maintain and use reasonable efforts to enforce policies and procedures regarding data security, privacy, data transfer and the use of data (the “Data Protection Program”) that enable the Company and the Company Subsidiaries to comply with all applicable Laws in relation to data protection and the security of all information owned or used by the Company and Company Subsidiaries (“Company Data”); (ii) the Data Protection Program includes, in accordance with applicable Law, reasonable administrative, technical, personnel, organizational and physical safeguards designed to safeguard the security, confidentiality and integrity of Company Data and to protect it against loss and unauthorized access, use, modification, disclosure or other misuse; and (iii) the Company and Company Subsidiaries have used reasonable efforts to remediate information security breaches.

(g)               Except as would not have a Company Material Adverse Effect, (i) all of the Company’s and the Company Subsidiaries’ information technology and computer systems (including computer software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, including personally identifiable information (“Company IT Systems”) are reasonably maintained by technically competent personnel, in accordance with reasonably prudent policies and procedures; (ii) the Company IT Systems are reasonably sufficient for the Company’s and the Company Subsidiaries’ current needs in the operation of the Business as presently conducted; and (iii) since January 1, 2015, the Company and Company Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information, including personally identifiable information, necessary to the conduct of the Business as currently conducted (including such data and information that is stored on magnetic or optical media in the ordinary course) without disruption to, or interruption in, the conduct of the Business as currently conducted.

3.18                        Tax Matters.

(a)              The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Company or any Company Subsidiaries, and all such Tax Returns are true, complete and accurate in all material respects.  Subject to exceptions as would not be material, no written claim has been made in the past three years by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction, which claim has not been resolved.

(b)              All material Taxes of the Company and each Company Subsidiary required to be paid (whether or not shown on any Tax Return) have been timely paid.

(c)               No deficiencies for any material amount of Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity except for deficiencies that have since been resolved.  Neither the Company nor any of the Company

Subsidiaries (i) is the subject of any currently ongoing material Tax audit or other proceeding with respect to Taxes or (ii) has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.

(d)              Neither the Company nor any Company Subsidiary has liability under any written agreement for the sharing, indemnification or allocation of material Taxes (excluding customary Tax indemnification provisions in ordinary-course commercial Contracts not primarily relating to Taxes).

(e)               Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor.

(f)                Subject to exceptions as would not be material, each of the Company and the Company Subsidiaries has withheld and timely paid to the appropriate Governmental Entity all Taxes required by Applicable Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g)               Neither the Company nor any Company Subsidiary (nor any predecessor of the Company or a Company Subsidiary) has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a transaction intended to qualify under section 355 of the Code within the past two years.

(h)              Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)                  There are no Liens with respect to any material Taxes on any of the assets of the Company or the Company Subsidiaries, other than Permitted Liens.

(j)                 Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and filed on or prior to the date hereof; (ii) closing agreement with a Governmental Entity executed on or prior to the date hereof; (iii) installment sale or open transaction disposition made on or prior to the date hereof; (iv) prepaid amount received or deferred revenue accrued on or prior to the date hereof, other than such prepaid amounts received or deferred revenue accrued in the ordinary course of business; (v) election under Section 108(i) of the Code filed on or prior to the date hereof; or (vi) to the knowledge of the Company, intercompany transaction described in the Treasury Regulations promulgated under Section 1502 of the Code that existed on or prior to the date hereof.

3.19                        Insurance.  The Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries.  The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, equipment, properties, employees, officers, directors, assets or operations of the Company and the Company Subsidiaries (the “Insurance Policies”).  Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and each of the Company and the Company Subsidiaries is in compliance in all material respects with the terms and conditions of such Insurance Policies.  Since January 1, 2015, neither the Company nor any the Company Subsidiaries has received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage. Since January 1, 2015 there has not been any material claim pending under any such Insurance Policy that (i) to the knowledge of the Company, has been denied or disputed by the insurer thereof or (ii) if not paid, would cause a Company Material Adverse Effect.

3.20                        Properties and Assets.  Except as would not have a Company Material Adverse Effect, (i) the Company or one of the Company Subsidiaries has valid and subsisting ownership interests in all of the material tangible personal property necessary to conduct the Business as now conducted and all of the tangible personal property reflected in the latest balance sheet included in the Company SEC Reports prior to the date hereof as being owned by the Company or one of the Company Subsidiaries or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, other than Permitted Liens and (ii) the tangible personal property owned by the Company and the Company Subsidiaries is in good operating condition and repair for its continued use as it has been used in the ordinary course of business, subject to reasonable wear and tear.

3.21                        Real Property.

(a)              Section 3.21(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased, subleased, or licensed by the Company or any Company Subsidiary that provides for payment by the Company and/or any Company Subsidiary of more than $1,000,000, in the aggregate, in annual base rent (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) the expiration date of the lease underlying each Leased Real Property, (iv) the  annual base rent of each Leased Real Property, (v) the name of the lessee(s) and third party lessor(s) thereof, and (vi) the date of the lease contract relating thereto.  Except for the Leased Real Property and Owned Real Property, there are no other properties occupied by the Company or any Company Subsidiary that are material to the conduct of business by the Company or any Company Subsidiary. None of the Leased Real Property is subject to any leases, tenancies or occupancies other than that of Company or the Company Subsidiaries.  All of the material buildings, fixtures and other improvements located on the Company Leased Real Property are reasonably adequate and suitable for the purpose of conducting the Business as presently conducted.

(b)              Section 3.21(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any Company Subsidiary (“Owned Real Property”). None of the Owned Real Property is subject to any leases, tenancies or occupancies other than that of Company or the Company Subsidiaries. Except as would not have a Company Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Owned Real Property are reasonably adequate and suitable for the purpose of conducting the Business as presently conducted.  The Company and each Company Subsidiary, as applicable, has good and marketable title in fee simple and free of any Liens (other than Permitted Liens) to the Owned Real Property.  Neither the Company nor any Company Subsidiary has assigned, transferred, conveyed or granted to any other Person any option to purchase, right of pre-emption or right of first refusal affecting its interest in any Owned Real Property.

3.22                        Government Contracts.

(a)              To the knowledge of the Company, each Material Current Company Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company and the other party or parties thereto, and was awarded in compliance with applicable Law.  Neither the Company nor any Company Subsidiary has received written notice that any Material Current Company Government Contract is the subject of protest proceedings.

(b)              Except as described in Section 3.22(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary since January 1, 2013 complied in all material respects with (i) the terms and conditions of each Material Current Company Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, and (ii) all Laws applicable to its Material Current Company Government Contracts, including without limitation, the FAR and any applicable agency supplements thereto, the FAR Cost Principles and the Cost Accounting Standards, where and as applicable to each Government Contract.  Since January 1, 2013, all representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company or any Company Subsidiary to a Governmental Entity or any other Person in connection with any Government Contract or Government Bid were, to the knowledge of the Company, current, accurate and complete in all material respects as of their respective effective dates.

(c)               With respect to each Material Current Company Government Contract or Government Bid, there is no (i) material outstanding claim against the Company or any Company Subsidiary, (ii) criminal allegation under the False Statements Act (18 U.S.C. § 1001) or the False Claims Act (18 U.S.C. § 287) or comparable state Laws, (iii) civil fraud or criminal allegation or, to the knowledge of the Company, investigation by any Governmental Entity, (iv) request by a Governmental Entity for a material contract price adjustment based on a claimed disallowance by an applicable Governmental Entity or material claim of defective pricing, (v) material claim or request for equitable adjustment by the Company or any Company Subsidiary against a Governmental Entity; (vi) to the knowledge of the Company, material outstanding claims or disputes involving any Governmental Entity, any prime contractor, any higher-tier subcontractor or any third-party, (vii) fact or circumstance that is reasonably likely to give rise to a termination for default, or (viii) written notice received by the Company or any Company Subsidiary terminating any of the Material Current Company Government Contracts to which it is a party for convenience or indicating an intent to terminate any of the Material Current Company Government Contracts for convenience.

(d)              Except as described in Section 3.22(d) of the Company Disclosure Schedule, since January 1, 2013, neither the Company, any Company Subsidiary, nor, to the knowledge of the Company, any of their respective personnel (i) has made any disclosure to any Governmental Entity pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions (FAR 9.406-2(b)(1)(vi), 9.407-2(a)(8) & 52.203-13), or (ii) has received credible evidence of a violation of federal criminal Law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act, or a significant overpayment, in connection with the award, performance, or closeout of any Government Contract or receiving a Government Contract as a result of a Government Bid.

(e)               Except as described in Section 3.22(e) of the Company Disclosure Schedule, since January 1, 2013, neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any of their respective personnel, has been under administrative, civil or criminal investigation, or indictment by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and neither the Company nor any Company Subsidiary has conducted or initiated any internal investigation with respect to any irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.  To the knowledge of the Company, no Governmental Entity has initiated any investigations or asserted any allegations with respect to any Government Contract that could give rise to a claim under the False Claims Act, the Truth in Negotiations Act, or a request for a reduction in the price of any Government Contract.

(f)                Since January 1, 2013, neither the Company, any Company Subsidiary, nor, to the knowledge of the Company, any of their respective officers or directors, has been or is now suspended, debarred or proposed for suspension or debarment from government contracting. Additionally, to the knowledge of the Company, there exist no facts or circumstances that are reasonably likely to warrant the institution of suspension or debarment proceedings or ineligibility on the part of the Company, any Company Subsidiary or any of their respective principals.

(g)               Except as set forth in Section 3.22(g) of the Company Disclosure Schedule, since January 1, 2013, neither the Company nor any Company Subsidiary has undergone any Defense Contract Audit Agency (“DCAA”) (or other cognizant agency) audit of the Company’s or any Company Subsidiary’s cost practices and cost accounting system that has caused DCAA or other cognizant agency to (i) conclude that the Company or any Company Subsidiary has failed to comply with FAR Part 31 or applicable Cost Accounting Standards and (ii) request the repayment of more than $1,000,000 or require changes to accounting practices that are projected to reduce revenues by $1,000,000 or more in any of the next three fiscal years. The Company and the Company Subsidiaries maintain systems of internal controls (including, but not limited to, cost accounting systems, estimating systems, purchasing systems, and billing systems, and other required business systems) that are in compliance in all material respects with all requirements of the Government Contracts.

(h)              Except as described in Section 3.22(h) of the Company Disclosure Schedule, the Company and each Company Subsidiary has since January 1, 2013 complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including those specified in the NISPOM and any applicable agency security requirements, and, to the knowledge of the Company, no facts currently exist which are reasonably likely to give rise to the revocation of any facility security clearance or accreditation of the Company or any Company Subsidiary, or any personnel security clearance of any director, officer, of key management personnel thereof.

3.23                        Trade Controls.

(a)              The Company, the Company Subsidiaries, and, to the Company’s knowledge, their respective directors, officers, employees, or persons acting on behalf thereof, are and since January 1, 2013 have been in compliance with United States and applicable foreign Laws, regulations, and orders pertaining to trade and economic sanctions, export and import controls, and anti-boycott requirements, including, without limitation, such laws and regulations administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of Homeland Security, Her Majesty’s Treasury of the United Kingdom, the United Nations, the European Union, and EU member states (collectively, “Trade Controls”).  Since January 1, 2013, there have been no claims, complaints, charges, investigations (to the Company’s knowledge), voluntary disclosures or proceedings under Trade Controls involving the Company or any Company Subsidiary, and to the Company’s knowledge, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof.

(b)              Neither the Company, the Company Subsidiaries, nor their respective directors, officers, employees, or Persons acting on behalf thereof, respectively, is: (1) located, organized, or resident in a country or territory that is or may, from time to time be, the target of comprehensive sanctions by the U.S. government (presently, Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine (collectively, “Sanctioned Areas”)); (2) the target of Trade Controls, including being identified on a U.S. government or applicable foreign restricted parties list, such as OFAC’s Specially Designated Nationals and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, or the Department of Commerce’s Denied Persons List and Entity List; or (3) owned fifty percent or more, in the aggregate, or otherwise controlled, by any Persons described in clauses (1) or (2) (Persons described in this clause (b), collectively, a “Sanctioned Party”).

(c)               Neither the Company, the Company Subsidiaries, nor their respective directors, officers, employees, or Persons acting on behalf thereof, respectively, is engaged, directly or indirectly, in dealings or transactions in or with Sanctioned Areas or Sanctioned Parties in violation of U.S. Trade Controls.

(d)              None of the proceeds from this transaction will be used, directly or indirectly, for the benefit of a Sanctioned Area or Sanctioned Party, or otherwise in violation of U.S. Trade Controls.

3.24                        Opinions of Financial Advisors.

(a)              The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by holders of Company Common Stock (other than holders of shares of Company Preferred Stock and their respective affiliates, which shares will be deemed converted into shares of Company Common Stock in connection with the Merger) in the Merger is fair, from a financial point of view, to such holders.

(b)              The Company Board has received the opinion of Credit Suisse Securities (USA) LLC (“Credit Suisse”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters considered in connection with rendering such opinion, the consideration to be received by the holders of Company Common Stock (other than holders of shares of Company Preferred Stock and their respective affiliates, which shares will be deemed converted into shares of Company Common Stock in connection with the Merger) in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

3.25                        Required Vote.  Assuming the accuracy of the representations set forth in Section 4.13, other than the Preferred Stockholder Approval (which has been obtained as of the date hereof), the Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt or approve this Agreement, the Merger or any of the other transactions contemplated hereby.

3.26                        Brokers.  Except for the Company’s obligations to BofA Merrill Lynch and Credit Suisse, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.  The Company has made available to Parent accurate and complete copies of all agreements between the Company and each of BofA Merrill Lynch and Credit Suisse pursuant to which either such firm would be entitled to any payment, commission, fees or expenses in connection with the Merger or any other transactions contemplated by this Agreement.

3.27                        Related Party Transactions.  As of the date of this Agreement, the Company is not a participant in a “transaction” with any “related person” that would be required to be disclosed by the

Company under Item 404 of Regulation S-K.  For purposes of this Section 3.27, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K.

3.28                        Information Supplied.  The information supplied by the Company in writing expressly for inclusion in the Registration Statement and the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, and (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, including the Company Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by Parent or Merger Sub for inclusion therein.

3.29                        Customers and Suppliers.

(a)              Section 3.29(a) of the Company Disclosure Schedule sets forth a list of the Company Top Customers. Except as would not have a Company Material Adverse Effect, none of the Company or any Company Subsidiary (i) has any outstanding dispute with any Company Top Customer, (ii) has, since January 1, 2015, received any written notice from any Company Top Customer that such Company Top Customer shall not continue, or does not expect to continue, as a customer of the Company or any Company Subsidiary, as applicable, or that such Company Top Customer intends to materially reduce the scale of the business conducted with the Company or any of the Company Subsidiaries, or (iii) has knowledge, as of the date of this Agreement, that any such Company Top Customer is contemplating or been threatened with bankruptcy or insolvency proceedings.

(b)              Section 3.29(b) of the Company Disclosure Schedule sets forth a list of the Company Top Suppliers. Except as would not have a Company Material Adverse Effect, none of the Company or any Company Subsidiary (i) has any outstanding dispute with any Company Top Supplier, (ii) has, since January 1, 2015, received any written notice from any Company Top Supplier that such Company Top Supplier shall not continue, or does not expect to continue, as a supplier of the Company or any Company Subsidiary, as applicable, or that such Company Top Supplier intends to materially reduce the scale of the business conducted with the Company or any of the Company Subsidiaries, or (iii) has knowledge, as of the date of this Agreement, that any such Company Top Supplier is contemplating or been threatened with bankruptcy or insolvency proceedings.

3.30                        No Other Representations or Warranties.  Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent nor any of its Subsidiaries nor any Representative of Parent or any of its Subsidiaries makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or any of its Subsidiaries.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) the Parent SEC Documents filed with the SEC since January 1, 2015 and publicly available via the SEC’s EDGAR service at least two (2) Business Days prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any disclosure contained in such Parent SEC Documents under the heading “Risk Factors”, “Cautionary Note Regarding Forward Looking Statements” or similar heading and other disclosures that are similarly predictive, cautionary or forward looking in nature); provided, that in no event shall any disclosure in any Parent SEC Document qualify or limit the representations and warranties of Parent set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.13, Section 4.14, Section 4.15 or Section 4.19, or (ii) the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (with each exception set forth in the Parent Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such matter disclosed is reasonably apparent from the text of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1                               Organization, Qualification, Subsidiaries, etc.

(a)              Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)              Each of the other significant Subsidiaries of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization.  Each of Parent, Merger Sub and the Parent Subsidiaries has all requisite corporate or similar power and corporate or similar authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not have a Parent Material Adverse Effect.

(c)               Parent has made available to the Company accurate and complete copies of the currently effective Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect, and Parent, Merger Sub and the Parent Subsidiaries are not in material violation of the Parent Governing Documents.

4.2                               Capitalization.

(a)              The authorized capital stock of Parent consists of 240,000,000 Parent Shares and 1,000,000 shares of Parent Preferred Stock, par value $1.00 per share (“Parent Preferred Stock”).  As of the close of business on July 28, 2017 (the “Parent Capitalization Date”), (i)(A) 120,315,116 Parent Shares were issued and outstanding and (B) no Parent Shares were held in treasury, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 2,604,432 Parent Shares were subject to outstanding options to purchase Parent Shares and (iv) 2,618,300 Parent Shares were subject to outstanding restricted stock units.  As of the close of business on July 28, 2017, the fully diluted Parent Shares outstanding is 121,510,732 Parent Shares.

(b)              Except as described in Section 4.2(a), there are no options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating Parent to issue, acquire or sell any Parent Shares or other Equity Interests of Parent or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c)               There are no outstanding contractual obligations of Parent (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of or (iv) granting any preemptive or antidilutive rights with respect to, any Parent Shares or other Equity Interests in Parent.

(d)              All Parent Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and non-assessable and free of pre-emptive rights.

4.3                               Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger.  The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no votes are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

4.4                               No Conflict.  None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger, or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Parent Governing Documents, or the certificate of incorporation or bylaws or similar organizational and governing documents of Merger Sub or any Parent Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Parent Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to, any Contract, to which Parent, Merger Sub or any Parent Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not have a Parent Material Adverse Effect.

4.5                               Required Filings and Consents.  None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable Competition Laws of the jurisdictions set forth on Section 3.5 of the Company Disclosure Schedule, (c) compliance with the applicable requirements of the Exchange Act, (d) compliance with the applicable requirements of the Securities Act, (e) compliance with any applicable foreign or state securities or Blue Sky Laws, (f) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby and (g) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not have a Parent Material Adverse Effect.

4.6                               SEC Filings; Financial Statements.

(a)              Since January 1, 2015, Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent with the SEC, including any publicly filed supplements, modifications or amendments, collectively, the “Parent SEC Documents”).  As of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents (i) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statement were made, not misleading.  All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Parent Subsidiaries included in the Parent SEC Documents, including the related notes and schedules (collectively, the “Parent Financial Statements”), (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end audit adjustments which are not expected to be material individually or in the aggregate), (B) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and the consolidated Parent Subsidiaries as of the dates and for the periods referred to therein (except as may be expressly indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end audit adjustments which are not expected to be material individually or in the aggregate) and (C) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing.

(b)              Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in its published financial statements or other Parent SEC Documents.

(c)               Without limiting the generality of Section 4.6(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2015, none of the Parent nor, to the knowledge of the Parent, any director of officer of the Parent, has formally received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, (iii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) no enforcement action has been initiated or, to the knowledge of Parent, threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

4.7                               Internal Controls.  Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 and 15d-15 under the Exchange Act and reasonably sufficient to provide reasonable assurances that (a) transactions are executed only in accordance with management’s general or specific authorizations, (b) access to assets of Parent is permitted only in accordance with management’s general or specific authorization and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent’s internal controls over financial reporting have been designed to provide reasonable assurance regarding the reliability of the Parent’s consolidated financial reporting and the preparation of the Parent consolidated financial statements for external purposes in accordance with GAAP. Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act and that provide reasonable assurance that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure to enable the chief executive officer and chief financial officer of the Parent to make the required certifications under the Exchange Act with respect to such report. Neither the Parent, the audit committee of the Parent Board, nor, to the knowledge of Parent, the Parent auditors, is aware of or has received notification of (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting of the Parent or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has not made, or been required to make, any such disclosures to Parent’s auditors.

4.8                               Compliance With Law.

(a)              Except where such non-compliance would not have a Parent Material Adverse Effect: (i) Parent and each Parent Subsidiary is in compliance and since January 1, 2015 has been in compliance with all Laws and Orders applicable to Parent or any Parent Subsidiary or any assets owned or used by Parent or any Parent Subsidiary, and (ii) neither Parent nor any Parent Subsidiary has received any written communication since January 1, 2015 from a Governmental Entity that alleges that Parent or any Parent Subsidiary is not in compliance with any such Law or Order.

(b)              Except as would not have a Parent Material Adverse Effect, since January 1, 2015, none of Parent, the Parent Subsidiaries, or, to Parent’s knowledge, any Representatives acting on their behalf, have, directly or indirectly, corruptly offered, promised, paid, authorized or given money or anything of value to any Government Official, for the purpose of: (i) influencing any act or decision of any Government Official; (ii) inducing any Government Official to do or omit to do an act in violation of a lawful duty; (iii) securing any improper business advantage; (iv) inducing any Government Official to influence the act or decision of a Governmental Entity; or (v) for any other corrupt, improper, or illegal purpose, each in order to obtain or retain business for Parent or the Parent Subsidiaries in violation of applicable Anti-Corruption Laws.

4.9                               Absence of Certain Changes or Events. Since April 1, 2017 until the date of this Agreement, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which would have a Parent Material Adverse Effect.

4.10                        Litigation.

(a)              There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that would have a Parent Material Adverse Effect.

(b)              Neither Parent nor Merger Sub is subject to any outstanding Order that would have a Parent Material Adverse Effect.

4.11                        Information Supplied.  The information expressly supplied in writing by Parent and Merger Sub for inclusion in the Registration Statement and the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, and (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, including the Company Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, Parent and Merger Sub make no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by the Company for inclusion therein.

4.12                        Government Contracts.

(a)              Except as would not have a Parent Material Adverse Effect, each Material Current Parent Government Contract was legally awarded to Parent or a Parent Subsidiary, as applicable.

(b)              Except as would not have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary is in material breach or default of any Material Current Parent Government Contract; and (ii) there are no outstanding material disputes between Parent or any Parent Subsidiary, on the one hand, and any Governmental Entity, prime contractor, or subcontractor, on the other hand, arising under any Material Current Parent Government Contract.

(c)               Except as would not have a Parent Material Adverse Effect, since January 1, 2015 (i) neither Parent nor any Parent Subsidiary nor any of their respective current directors or current officers has been suspended or debarred, or proposed for debarment or suspension from government contracting; (ii) neither Parent nor any Parent Subsidiary has received any written notice of termination for default, cure notice, or show cause notice that remains unresolved and pertains to any Material Current Parent Government Contract; and (iii) neither Parent nor any Parent Subsidiary has made any voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Material Current Parent Government Contract.

4.13                        Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other Equity Interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company). Neither Parent, Merger Sub nor any of their respective “affiliates” or “associates” (as each term is defined in Section 203 of the DGCL) is, or at any time during the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.14                        No Required Vote. No vote of the holders of any Equity Interest in Parent is required for Parent to consummate the transactions contemplated by this Agreement.

4.15                        Financial Capability. Parent has delivered to the Company a true and complete copy of each of the executed Debt Commitment Letters, and the Debt Fee Letters (redacted to delete the economic and “market flex” provisions of the Debt Fee Letters).  Assuming (x) that the parties to the Debt Commitment Letters (other than the Parent and Merger Sub) perform their obligations in accordance with the terms thereof and (y) that the conditions set forth in Section 6.2(a) will be satisfied at the Closing, Parent and Merger Sub shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by them hereunder on and after the Closing Date.  The Debt Commitment Letters have not been amended or modified in any manner prior to the date of this Agreement (provided that the existence or exercise of “market flex” provisions contained in the Debt Fee Letters shall not be deemed to constitute an amendment or modification of the Debt Commitment Letters).  Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of the transactions contemplated by this Agreement, other than as set forth in the Debt Commitment Letters and the Debt Fee Letters.  Assuming (x) that the parties to the Debt Commitment Letters (other than the Parent and Merger Sub) perform their obligations in accordance with the terms thereof and (y) that the conditions set forth in Section 6.2(a) will be satisfied at the Closing, the proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions contained in the Debt Fee Letters), together with cash, available lines of credit or other sources of immediately available funds, will be sufficient to consummate the transactions contemplated hereby, including the payment of the aggregate cash to be paid as Merger Consideration and the aggregate Company Accelerated Equity Award Payments to which holders of Shares and Company Accelerated Equity Awards will be entitled pursuant to this Agreement and the repayment of the indebtedness contemplated by Sections 5.17(a) and 5.17(b).  As of the date hereof, the commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect.  As of the date hereof, the Debt Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, each other party thereto, subject only to (i) the satisfaction or waiver of the Financing Conditions and (ii) the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors.  Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing.  No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default that could reasonably be expected to result in a failure to satisfy a Financing Condition on the part of Parent or a breach or default by any other party thereto under any term of the Debt Commitment Letters.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than the Financing Conditions.  Assuming the condition set forth in Section 6.2(a) regarding the representations and warranties of the Company contained in this Agreement and the condition set forth in Section 6.2(b) regarding the Company’s performance and compliance with all covenants and obligations under this Agreement required to be performed and complied with by it are satisfied on the Closing Date, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Debt Financing will not be made available to Parent on the Closing Date.

Parent understands and acknowledges that under the terms of this Agreement, the obligations of Parent and Merger Sub to consummate the Merger are not in any way contingent upon or otherwise subject to the consummation by Parent or Merger Sub of any financing arrangements, the obtaining by Parent or Merger Sub of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub.

4.16                        Ownership of Merger Sub; No Prior Activities.

(a)              Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)              Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.17                        Management Arrangements.  As of the date hereof, other than the Support Agreement and except as previously disclosed to the Company, none of Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.18                        Brokers.  Except for Parent’s obligations to Morgan Stanley & Co. LLC and Perella Weinberg Partners LP, neither Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub or any Parent Subsidiary, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.19                        No Other Representations or Warranties.  Except for the representations and warranties contained in Article 3, Parent and Merger Sub acknowledge that neither the Company nor any of the Company Subsidiaries nor any Representative of the Company or any of its Subsidiaries makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its Subsidiaries.

ARTICLE 5
COVENANTS

5.1                               Conduct of Business by the Company Pending the Closing.  The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by any other provision of this Agreement or as required by applicable Law, unless Parent will otherwise agree in writing (which agreement will not be unreasonably withheld, delayed or conditioned), the Company will and will cause each Company Subsidiary to conduct its operations in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve substantially intact its business organization and (ii) maintain and preserve its assets, properties and positive material business relationships (including employees).  Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by any other provision of this Agreement or as required by applicable Law, the Company will not and will cause each Company Subsidiary not to (unless required by applicable Law), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned):

(a)              amend the Company Charter or Company Bylaws or equivalent documents of any Company Subsidiary (other than routine amendments to the organizational documents of any Company Subsidiary in the ordinary course of business consistent with past practice which are not reasonably likely to result in any adverse impact to Parent in any material respect);

(b)              issue, deliver, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, other than (i) the issuance of Shares upon the vesting, settlement or the exercise of Company Accelerated Equity Awards outstanding as of the date hereof in accordance with their terms, (ii) transactions between the Company and a wholly-owned Company Subsidiary or between wholly-owned Company Subsidiaries or (iii) the issuance of shares of Company Common Stock upon the conversion of shares of Company Preferred Stock in accordance with the Company Charter and Company Bylaws;

(c)               sell, pledge, dispose of, transfer, lease, license or encumber any material property or assets of the Company or the Company Subsidiaries (other than non-exclusive grants of Intellectual Property Rights in the ordinary course of business) except pursuant to (i) any Company Material Contract in effect as of the date of this Agreement or (ii) any non-Company Material Contract, in effect as of the date of this Agreement and which sale, pledge, disposition, transfer, lease, license or encumbrance is individually not in excess of $10,000,000, or in the aggregate not in excess of $20,000,000;

(d)              declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or Equity Interests (except as between the Company and its Subsidiaries or between the Company Subsidiaries) or enter into any agreement with respect to its capital stock or Equity Interests (except as between the Company and its Subsidiaries or between the Company Subsidiaries);

(e)               reclassify, adjust, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests;

(f)                merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization or file a petition in bankruptcy or consent to the filing of any bankruptcy petition under any applicable Law;

(g)               directly or indirectly, acquire (including, without limitation, by merger, consolidation, acquisition of assets or acquisition of stock) any interest in any business, division, organization or any Person (or any material portion of the assets thereof), other than (i) as required pursuant to the terms of any existing Company Material Contract to which the Company or any Company

Subsidiary is a party or (ii) as required pursuant to the terms of any existing non-Company Material Contract, and which acquisition is individually not in excess of $10,000,000, or in the aggregate not in excess of $20,000,000;

(h)              enter into any new line of business that is material to the Company;

(i)                  directly or indirectly, incur, assume or guarantee any indebtedness for borrowed money or issue or sell any debt securities (or rights to acquire debt securities) or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person for borrowed money, in each case other than (A) any indebtedness for borrowed money incurred by the Company or any Company Subsidiary pursuant to the Existing Credit Facilities in the ordinary course of business consistent with past practice or (B) any indebtedness for borrowed money (or any guarantee of such indebtedness) solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries which indebtedness is incurred in compliance with this clause (i); except that any loan from the Company or any Company Subsidiary located in the United States to any Company Subsidiary located outside of the United States shall be limited to $10,000,000 in the aggregate;

(j)                 make any loans, guarantees, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000 in the aggregate, other than (A) immaterial loans or advances to employees or independent contractors in the ordinary course of business consistent with past practice, (B) without prejudice to Section 5.1(i), loans solely between the Company and its wholly-owned Subsidiaries or between the Company’s wholly-owned Subsidiaries, (C) without prejudice to Section 5.1(i), (i) as required pursuant to the terms of any existing Company Material Contract to which the Company or any Company Subsidiary is a party (or any Company Material Contract entered into after the date of this Agreement by the Company or any Company Subsidiary in compliance with the terms of this Agreement) or (ii) as required pursuant to the terms of any existing non-Company Material Contract, in effect as of the date of this Agreement and which loan, guarantee, advance or capital contribution is individually not in excess of $10,000,000, or in the aggregate not in excess of $20,000,000 and (D) extended payment terms for customers in the ordinary course of business consistent with past practice;

(k)              terminate, cancel, modify or amend any Company Material Contract, or cancel, modify, amend, release, assign or waive any rights or claims under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(l)                  make or authorize any capital expenditure in excess of the Company’s capital expenditure budget set forth on Section 5.1(l) of the Company Disclosure Schedule, other than capital expenditures that are not, in the aggregate, in excess of $5,000,000;

(m)          except to the extent required by (i) applicable Law, (ii) the existing terms of any Company Benefit Plan, Foreign Benefit Plan or Company CBA, (iii) this Agreement or (iv) contractual commitments with respect to severance or termination pay in existence on the date of this Agreement: (A) increase the compensation or benefits payable or to become payable to any director, officer, employee or other service provider of the Company or any Company Subsidiary (except, in the case of individuals who are not officers or directors, for increases in connection with promotions or periodic reviews in the ordinary course of business consistent with past practice), (B) grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any director, officer employee or other service provider of the Company or any Company Subsidiary (except, in the case of individuals who are not officers or directors, such grants for severance or termination pay to a new hire employee or in connection with promotions in the ordinary course of business consistent with past practice), (C) or establish, adopt, enter into or amend any collective bargaining, welfare, fringe benefit, incentive compensation, equity compensation, bonus, profit sharing, thrift, pension, retirement, deferred compensation, termination or severance plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or other service provider of the Company or any Company Subsidiary (except, (x) in the case of group health or medical coverage subject to annual review in the ordinary course of business consistent with past practice, actions that would not increase the cost of such group health or medical coverage plan by more than 5% or result in an employer/employee cost sharing arrangement that is more favorable to the employee than is the case as of the date hereof, (y) in the case of collective bargaining agreements, amendments in the ordinary course of business that are not material to the Company and the Company Subsidiaries, taken as a whole, and (z) for awards in cash in lieu of (A) stock option awards or cash incentives that, but for this Agreement, would otherwise be granted to newly hired employees and (B) restricted stock unit awards or cash incentives that, but for this Agreement, would otherwise be granted to employees who are not officers in accordance with Company policies and practices for purposes of retention with a payout period of no more than one (1) year, with an aggregate cash award amount under sub clauses (A) and (B) of no more than $1,000,000), (D) terminate any Company Benefit Plan or Foreign Benefit Plan (except as contemplated by this Agreement);

(n)              hire or appoint any Company executive officer (as defined by Rule 3b-7 promulgated under the Exchange Act) or director;

(o)              forgive any loans to Service Providers or any of their respective affiliates;

(p)              make any change in accounting policies, practices, principles, methods or procedures or payment or collection of accounts, other than as required by GAAP or by applicable Law;

(q)              waive, release, assign, commence, compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages (net of any payments or proceeds received through insurance or indemnity arrangements) not in excess of $5,000,000 individually or $10,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company, any Company Subsidiary or any of their respective directors, officers, employees or agents;

(r)                 (i) make or change any material Tax election, (ii) adopt or change any material Tax accounting method, (iii) file any material amendment to a Tax Return, (iv) enter into any closing agreement with a Governmental Entity with respect to Taxes, (v) settle or compromise any claim or assessment in respect of material Taxes, (vi) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or (vii) enter into any material Tax sharing or similar agreement;

(s)                terminate or modify in any material respect any Insurance Policy, or fail to maintain any Insurance Policy with at least substantially the same coverage and on terms and conditions not less advantageous to the insured than such existing Insurance Policy;

(t)                 write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $5,000,000, except for depreciation and amortization in accordance with GAAP consistently applied; or

(u)              engage in any transactions, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(v)              enter into any contract, make any commitment or take any action that requires consent of Apollo Global Management, LLC or any of its affiliates pursuant to Section 3.2(g) of the Preferred Certificate of Designation;

(w)            authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in clauses (a) through (v).

5.2                               Conduct of Business by Parent Pending the Closing.  Parent agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.2 of the Parent Disclosure Schedule, as specifically permitted by any other provision of this Agreement, as required by applicable Law or as consented to in writing by the Company (which consent will not be unreasonably withheld, delayed or conditioned), Parent shall not:

(a)              amend the Parent Governing Documents in any manner that would reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement or amends the terms of the Parent Shares in any manner that would reasonably be expected to be adverse in any material respect to holders of Shares;

(b)              declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, other than the quarterly dividend set forth on Section 5.2(b) of the Parent Disclosure Schedule and any share repurchases pursuant to the share repurchases program approved by the board of directors of Parent on July 23, 2015;

(c)               reclassify, combine, split, subdivide or amend the terms of, directly or indirectly, any of its capital stock or other Equity Interests, or authorize or propose the issuance of any other securities in lieu of or in substitution for shares of its capital stock or other Equity Interests;

(d)              merge or consolidate Parent with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent; or

(e)               agree, in writing or otherwise, to take any of the foregoing actions.

5.3                               Access to Information; Confidentiality.

(a)              Except as (i) would result in the loss or waiver of any attorney-client, work product or other applicable privilege (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in the loss or waiver of any applicable privilege), or (ii) would violate applicable Law (provided that the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of applicable Law), from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will, and will cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Representatives” and, with respect to the Company and the Company Subsidiaries, the “Company Representatives”) to:  (A) provide to Parent and Merger Sub and their respective Representatives (the “Parent Representatives”) and to the Financing Sources through their respective officers, employees and Representatives, reasonable access at reasonable times during normal operating hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives or any of the Financing Sources may reasonably request; provided, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the parties hereto under this Agreement; provided, further, that any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company.  The information referred to in the previous sentence shall be subject to the Confidentiality Agreement, dated May 9, 2017, as amended, by and between the Company and Parent (the “Confidentiality Agreement”).

(b)              Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.  Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.4                               No-Shop; Acquisition Proposals.

(a)              Except as otherwise permitted by this Section 5.4, the Company will, and will cause each Company Subsidiary and each of their respective officers, directors and employees to, and the Company will use its reasonable best efforts to cause the other Company Representatives to:

i.                                          (A) immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal, and (B) immediately terminate access to any data room established for Project All-Star or other access to data of the Company, in each case relating to or in connection with, any potential Acquisition Proposal and instruct each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return to the Company or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company; and

ii.                                       not, directly or indirectly: (A) solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent or Merger Sub, or their respective Representatives, (C) furnish (including access through any data room) to any Person other than Parent or Merger Sub any non-public information that the Company believes or should reasonably expect would be used for the purposes of formulating any Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract providing for or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of this Agreement) (each, an “Alternative Acquisition Agreement”), (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, or (F) resolve or agree to do any of the foregoing; provided, that, notwithstanding anything to the contrary in this Section 5.4, if the Company receives any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal from any third party, the Company may inform such third party that the Company is contractually prohibited from engaging in discussions with, or otherwise responding to, such third party in response thereto.

(b)              From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company will promptly (and in any event within 48 hours) (i) notify Parent in writing in the event that the Company receives an Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to result in an Acquisition Proposal and (ii) provide Parent with a written description of the terms and conditions of any Acquisition Proposal (including any change, amendment or modification thereto) that is received by the Company or any Company Representative from any Person (other than Parent or Merger Sub), including the identity of the third party making any such Acquisition Proposal and copies of all documentation related thereto (including copies of any proposed Alternative Acquisition Agreements and any related financing commitments).

(c)               Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time on or after the date of this Agreement until the earliest of the Effective Time, the termination of this Agreement in accordance with its terms and the time the Company Stockholder Approval is obtained, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal was not solicited, initiated, encouraged, facilitated or otherwise obtained in breach, in any material respect, of the provisions of this Agreement, (iii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with the Company’s outside legal counsel, the Company Board determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may take the following actions: (A) furnish information with respect to the Company to the Person making such Acquisition Proposal pursuant to one or more Acceptable Confidentiality Agreements and/or (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that (i) the Company will substantially concurrently provide to Parent any information concerning the Company provided to such other Person which was not previously provided to Parent or the Parent Representatives and (ii) the Company shall give Parent written notice of such determination promptly after the Company Board makes such determination and in any event prior to furnishing any such information or engaging in such negotiations or discussions.

(d)              Subject to Section 5.4(e) and Section 5.4(f), from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof will, directly or indirectly, (i) withhold, withdraw, amend, modify or qualify (or publicly propose to withhold, withdraw, amend, qualify or modify) the Company Board Recommendation or any other approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) approve, recommend, endorse or otherwise declare advisable (or publicly propose to approve, recommend, endorse or otherwise declare advisable) any Acquisition Proposal, (iii) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, (iv) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (v) following the public announcement of any Acquisition Proposal (other than by the commencement of a tender offer or exchange offer), fail to issue a public press release within five (5) Business Days of such public announcement that the Company Board recommends rejection of such Acquisition Proposal and expressly reaffirming the Company Board Recommendation, (vi) following the commencement of a tender offer or exchange offer by a third party for equity securities of the Company, fail to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of such commencement or (vii) announce its intention, authorize, commit, resolve or agree to take any such foregoing actions (each such action set forth in clauses (i) through (vii) being referred to as a “Change of Board Recommendation”).

(e)               Notwithstanding anything to the contrary contained in this Section 5.4, if (i) the Company has received a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged, facilitated or otherwise obtained in breach, in any material respect, of the provisions of this Agreement and that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been proposed to the Company by Parent in writing during the Notice Period provided pursuant to this Section 5.4(e) and (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that a failure to make a Change of Board Recommendation and/or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to violate the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, then, prior to the time (but not after) the Company Stockholder Approval is obtained, the Company Board may take the following actions: (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) will be void and of no force or effect, unless and until the Company complies with the requirements of Section 7.1(d) and pays the Breakup Fee in accordance with Section 7.2(b); and provided, further, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

i.                               the Company has provided prior written notice to Parent, at least four (4) Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice will specify the terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and the Company has contemporaneously provided a copy of all material documents related to such Superior Proposal, including the relevant proposed transaction agreements with the party making such Superior Proposal, including any definitive agreement with respect to such Superior Proposal and any related financing commitments; and

ii.                            the Company has, and has caused the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.  In the event of any material revisions to the price, financing or other material terms of the Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(e) with respect to such new written notice; provided that references to the four (4) Business Day period above shall be deemed to be references to a three (3) Business Day period.

(f)                Notwithstanding anything to the contrary contained herein, prior to the time (but not after) the Company Stockholder Approval is obtained, solely in response to an Intervening Event, the Company Board may make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Board Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.4(e)) if the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that, in light of an Intervening Event and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that the failure to make a Change of Board Recommendation would reasonably be expected to violate the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, however, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing unless:

i.                               the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall (A) specify in detail the Company Board’s reason for proposing to effect such Change of Board Recommendation (including a description of such Intervening Event in reasonable detail) and (B) include all material documentation related to the Intervening Event;

ii.                            prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation; and

iii.                         Parent shall not have, within the Intervening Event Notice Period, proposed in writing to modify the terms and conditions of this Agreement in a manner that the Company Board has in good faith determined (after consultation with the Company’s outside legal counsel and financial advisors) would obviate the need for the Company Board to effect such Change of Board Recommendation.

(g)               Nothing contained in this Agreement shall prohibit the Company (i) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that the Company Board determines to make in good faith (after consultation with the Company’s outside counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law, in each case, so long as any such disclosure (A) includes the Company Board Recommendation, without any modification thereof and (B) does not contain a Change of Board Recommendation; provided, further, that no Change of Board Recommendation may be made except in accordance with the terms of Section 5.4(e) and Section 5.4(f).

5.5                               Registration Statement; Proxy Statement/Prospectus; Stockholder Approval.

(a)              As promptly as reasonably practicable following the date of this Agreement, the Company and Parent shall jointly prepare and file with the SEC the Registration Statement, which will include the Proxy Statement/Prospectus.  Each of Parent and the Company will use their respective reasonable best efforts to (i) cause the Registration Statement and the Proxy Statement/Prospectus, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement and the Proxy Statement/Prospectus, (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective for so long as necessary to complete the Merger.  No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus, or response to SEC comments with respect thereto, will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon.  The Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act (but in no event earlier than the record date set by the Company for the Company Stockholder Meeting).  Parent or the Company, as applicable, will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus, and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement or the Proxy Statement/Prospectus received from the SEC and advise the other on any oral comments with respect to the Registration Statement or the Proxy Statement/Prospectus received from the SEC.  Parent will advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement and the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company will use their respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent and the Company will also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or Blue Sky Laws and the rules and regulations thereunder in connection with the Merger, and the Company will use its reasonable best efforts to furnish all information concerning the Company and the holders of the Shares as Parent may reasonably request in connection with any such actions.  If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and each of Parent and the Company shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to the Company stockholders.

(b)              The Company shall duly call, establish a record date for, give notice of and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act for the purpose of voting on the adoption of this Agreement.  The Company shall not, without the consent of Parent, adjourn or postpone, cancel, recess or reschedule, the Company Stockholder Meeting; provided, that the Company may, without the consent of (but after consultation with) Parent, adjourn or postpone the Company Stockholder Meeting (A) if, as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (B) if the failure to adjourn or postpone the Company Stockholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Proxy Statement/Prospectus or (C) to solicit additional proxies if the Company reasonably determines that it is advisable or necessary to do so in order to obtain the Company Stockholder Approval. Except to the extent that the Company Board shall have effected a Change of Board Recommendation, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval and shall include in the Proxy Statement/Prospectus the Company Board Recommendation.

(c)               Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

5.6                               Appropriate Action; Consents; Filings.

(a)              Subject to the terms of this Agreement (including Section 5.6(b)), the Company and Parent will use their respective reasonable best efforts to (i) take, or cause to be taken, appropriate action and do, or cause to be done, those things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any other applicable Competition Laws), and (iii) submit any filings or notifications to the U.S. Department of State’s Directorate of Defense Trade Controls required under Section 122.4 of the International Traffic in Arms Regulations, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger; provided, that the Company and Parent will cooperate with each other in connection with (x) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and (y) seeking any such actions, consents, approvals or waivers or making any such filings; provided, further, that notwithstanding the foregoing, no party shall be required to waive any right or remedy under this Agreement.  The Company and Parent will furnish to each other all information reasonably required or requested in connection with any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. The Company and Parent will use their respective commercially reasonable efforts to give (or will cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) required to be disclosed in Section 3.5 or Section 4.5 of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

(b)              In furtherance and not in limitation of Section 5.6(a), and subject to the remainder of this Section 5.6(b), each party hereto agrees to make any appropriate filings, if necessary or advisable, pursuant to the HSR Act or the other applicable Competition Laws of the jurisdictions set forth on Section 3.5 of the Company Disclosure Schedule with respect to the Merger as promptly as practicable, and in any event within ten (10) Business Days of the date of this Agreement with respect to filings under the HSR Act (unless otherwise mutually agreed between the parties).  Each of Parent, Merger Sub and the Company will (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any

Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice, or other Governmental Entities with which any such filings or submissions are made as promptly as practicable, (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Laws as soon as reasonably practicable and (v) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required under or in connection with any applicable Laws or from any Governmental Entity, and to enable all waiting periods under applicable Laws to expire, and to avoid or eliminate each and every impediment under applicable Laws asserted by any Governmental Entity, in each case, to cause the Merger and the other transactions contemplated hereby, to occur as promptly as practicable following the date of this Agreement (and prior to the Outside Date), including but not limited to (A) promptly complying with any requests for additional information (including to certify that such party has “substantially complied” with any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. Section 18(a)(e) in conjunction with the transactions contemplated by this Agreement as promptly as practicable) by any Governmental Entity, (B) if necessary to obtain clearance by any Governmental Entity before the Outside Date, but subject to the remainder of this Section 5.6(b) (including the limitations set forth below), offering, negotiating, committing to, taking and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any business or assets of Parent or its Subsidiaries, or the Company or the Company Subsidiaries, and any other actions that limit the freedom of action with respect to, or the ability to retain, any business or assets of Parent or its Subsidiaries or the Company or the Company Subsidiaries (in each case provided that such action is conditioned on the consummation of the Merger) (all of the foregoing a “Divestiture Action”) and (C) contesting, defending and appealing any lawsuit or other legal proceeding, whether judicial or administrative, threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.  Notwithstanding the foregoing, neither Parent nor any of its Subsidiaries shall be required to, and the Company and the Company Subsidiaries shall not, without the prior written consent of Parent, offer, negotiate, commit to, take or effect any Divestiture Action, if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of (x) Parent or its Subsidiaries or (y) the Company or the Company Subsidiaries (in each case of (x) and (y), as measured on a scale relative to the Company and the Company Subsidiaries, taken as a whole).

(c)               Without limiting the generality of anything contained in this Section 5.6, each party hereto will: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation or Proceeding; and (iii) except as may be prohibited by any Governmental Entity or by any applicable Law, promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger.  Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement.  In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation or Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding. Notwithstanding the foregoing, each party agrees that, with respect to the Competition Laws of the jurisdictions set forth on Section 3.5 of the Company Disclosure Schedule, Parent shall, acting reasonably and in good faith, on behalf of the parties, direct and control all communications and strategy relating to (x) obtaining any consents, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries or (y) contesting or avoiding any action, proceeding or litigation by any Governmental Entity under the applicable Competition Laws of the jurisdictions set forth on Section 3.5 of the Company Disclosure Schedule; provided, that Parent shall keep the Company fully informed on a reasonably current basis of all material developments related thereto and consult with the Company and consider in good faith the views of the Company.

5.7                               Certain Notices.  Without limiting any other obligations in this Agreement, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each party hereto will promptly notify the other party hereto of (a) any notice or other communication received by such party from any Person alleging that the consent, approval, permission or waiver from such Person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement, (b) the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (c) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 will not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement, be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.8                               Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement (including, without limitation, internal written non-privileged announcements or internal scripts for oral non-privileged announcements, in each case, that are broadly distributed or broadly made available to the general employee population of the Company regarding the Merger between the date of this Agreement and the Closing) concerning the transactions contemplated hereby will be issued by any party without the prior written consent of the Company and Parent (which consent will not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to review and comment on such release or announcement in advance of such issuance (and incorporate all such comments reasonably proposed).  The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement will be a joint release of, and will not be issued prior to the approval of each of, the Company and Parent.  Notwithstanding the foregoing, the parties may, without the prior consent of the other party, reasonably disseminate information previously included in a press release or other public disclosure made pursuant to this Section 5.8.

5.9                               Employee Benefit Matters.

(a)              For a period of one year following the Effective Time or such longer time as required by applicable Laws, Parent will provide, or will cause to be provided, to those employees of the

Company who continue to be employed by Parent and Parent Subsidiaries (individually, “Continuing Employee” and collectively, “Continuing Employees”) who is not covered by a Company CBA (collectively, the “Non-Union Continuing Employees”) (i) cash compensation, including base salary rate (but not including non-statutory overtime compensation), commission and target bonus opportunity on terms at least as favorable in the aggregate as the total cash compensation opportunities provided to the Non-Union Continuing Employee by the Company immediately prior to the Effective Time or, if greater, on terms required by applicable Laws, and (ii) benefits (other than severance, which is governed by the covenant in Section 5.9(d), and any equity compensation) on terms substantially similar in the aggregate to the benefits provided to the Non-Union Continuing Employee by the Company immediately prior to the Effective Time.  The employment terms and conditions of each Company Employee whose employment is covered by a Company CBA shall be governed by the applicable Company CBA.

(b)              As of and following the Effective Time, Parent will either (i) continue Company Benefit Plans with respect to Continuing Employees, (ii) permit Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs) of Parent, or (iii) a combination of clauses (i) and (ii).  To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with the Company or any of its predecessors to the extent previously recognized by the Company as of the date hereof attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation, any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing: (i) Parent shall cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Continuing Employees participated immediately prior to the date Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans and (ii) in the event Continuing Employees are placed onto Parent’s paid time off or vacation policy, program, plan or arrangement, Parent shall continue to recognize any paid time off balance theretofore accrued with the Company or, in lieu of such recognition, make a cash payment to Continuing Employees in an amount equal to any such accrued paid time off forfeited.  Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of the Company’s health plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(c)               For a period of one year following the Effective Time or such longer time as required by applicable Laws, Parent will provide, or will cause to be provided severance in accordance with the Company’s severance plans as set forth in Section 5.9(c) of the Company Disclosure Schedule, or, if higher, in accordance with local laws outside of the United States.

(d)              For the terms of the agreements or arrangements, Parent shall assume and cause the Company or the Surviving Corporation, as applicable, to honor, in accordance with their terms,

the severance and change in control agreements and retention arrangements that are listed on Section 5.9(d) of the Company Disclosure Schedule (the “Company Employee Agreements”).

(e)               Parent shall, or shall cause one of its affiliates, to pay, to the extent not already paid prior to the Closing, bonuses to (i) employees of the Company as of immediately prior to the Closing who are participants of the Company’s Short-Term Incentive Plan, known as the “AIP,” in respect of calendar year 2017 (“2017 AIP Bonuses”) and (ii) employees of the Company as of immediately prior to the Closing who are participants of the Company’s Performance Bonus Program, known as the “PBP,” in respect of calendar year 2017 (“2017 PBP Bonuses”), such participants and their allocations of 2017 AIP Bonuses and 2017 PBP Bonuses, as applicable, to be determined by the Company and memorialized on a schedule to be provided to Parent no later than fifteen (15) Business Days prior to the anticipated Closing Date.  The 2017 AIP Bonuses and 2017 PBP Bonuses shall be payable in two installments, as follows: (x) 75% of the actual 2017 AIP Bonus or actual 2017 PBP Bonus amount to which such employee would be entitled for the full calendar year under the terms of the applicable plan based on actual performance (as determined by the Company prior to the Closing) for the period beginning January 1, 2017 and ending September 30, 2017, up to an amount equal to 75% of such employee’s target 2017 AIP Bonus amount or target 2017 PBP Bonus amount, as applicable, which amount shall be paid to such employee following the occurrence of the Closing, through the Surviving Corporation’s payroll no more than ten (10) Business Days following the Effective Time; provided, that such payment amount will be pro-rated to take into account any such employee’s partial year of employment; and (y) an amount equal to the difference, if any, between (A) the actual 2017 AIP Bonus or actual 2017 PBP Bonus amount to which such employee would be entitled under the terms of the applicable plan for the full performance period based on actual performance during such period (evaluated and determined in accordance with the Company’s past practices prior to the Closing) and (B) the amount paid to such employee pursuant to subclause (x) above, with such second installment amount payable at the time that the 2017 AIP Bonuses or 2017 PBP Bonuses would normally be paid by the Company (but no later than March 15, 2018). Payments set forth in this Section 5.9(e) shall be subject to each employee’s continued employment through the date the final 2017 AIP Bonus or 2017 PBP Bonus is paid (unless otherwise provided in a Company Employee Agreement); provided, however, that if any such employee’s employment is terminated by Parent or any of its affiliates without cause following the Closing but prior to payment of such 2017 AIP Bonus or 2017 PBP Bonus, as applicable, such employee will continue to be eligible to receive any 2017 AIP Bonus or 2017 PBP Bonus to which such employee would have otherwise have been entitled, payable at same time the bonuses are paid to other employees.

(f)                Parent shall, or shall cause one of its affiliates, to, to the extent not already paid prior to the Closing, pay bonuses to employees of the Company as of immediately prior to the Closing who participate in the Company’s 2017 Client Account Management Sales Incentive Plan, known as the “CAM” in respect of calendar year 2017 (“2017 CAM Bonuses”) in an amount based on individual achievement under the terms of the 2017 CAM, as applicable to each such employee in the normal course under the terms of the 2017 CAM program. The 2017 CAM Bonuses shall be paid by Parent or one of its affiliates at the time that the 2017 CAM Bonuses would normally be paid by the Company (but no later than March 15, 2018), subject to the employee’s continued employment with the Parent or its affiliates until the date of payment; provided, that in the event of the termination of the employment of the employee entitled to receive such 2017 CAM Bonus by Parent or any of its affiliates without cause following the Closing but prior to payment of such 2017 CAM Bonus, such employee shall continue to be eligible to receive the 2017 CAM Bonus to which the employee would have otherwise have been entitled, payable at same time the 2017 CAM Bonuses are paid to other employees.

(g)               From and after the Closing, Parent shall, or shall cause one of its affiliates to, be bound by, and to comply with the terms of the Company CBAs as ratified and in effect on the Closing until Parent or its affiliates negotiate a new collective agreement.  Notwithstanding anything to the contrary in this Section 5.9, Parent further agrees that the provisions of this Section 5.9 shall be subject to any applicable provisions of the Company CBA in respect of Continuing Employees, to the extent such provisions are inconsistent with or otherwise in conflict with the provisions of any such Company CBA.

(h)              To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, as soon as practicable following the Closing, Parent shall, or shall cause its Affiliates to, cause the Code Section 401(k) plan maintained by Parent or its Affiliates in which the Continuing Employees are eligible to participate to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from under the Company’s 401(k) Plan (the “401(k) Plan”), including the amount of any unpaid balance of any participant loan made under the 401(k) Plan provided that such rollover must be made in all cash.  With respect to the calendar year quarter during which the Effective Time occurs, Parent shall, or shall cause one of its affiliates to, make matching employer contributions consistent with the Company’s past practice under the 401(k) Plan to each 401(k) Plan participant within 15 Business Days following the calendar year quarter end.

(i)                  To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, following the Closing, the Code Section 125 flexible spending plan maintained or to be established by Parent or one of its Affiliates (the “Parent 125 Plan”) shall credit each Continuing Employee’s flexible spending account with the balance recognized by the Company immediately prior to Closing.  Each Continuing Employee eligible to participate in the Parent 125 Plan shall be permitted to continue his or her election in effect under the flexible spending account maintained by an Acquired Company for the remainder of the calendar year in which the Closing Date occurs, subject to the limitation on contributions contained in the related Company Benefit Plan, and Parent shall, or shall cause its Affiliates to, honor any such election, and the Parent 125 Plan shall honor any claims incurred by a Continuing Employee during such calendar year that would otherwise be an eligible expense under the related Company Benefit Plan, whether or not such expense was incurred before, on or after the Closing Date.

(j)                 With respect to any Continuing Employees based outside of the United States, Parent’s obligations under this Section 5.9 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Continuing Employees are based.

(k)              Nothing in this Agreement will require the continued employment of any Person, and except as expressly set forth in this Section 5.9 and as set forth on Section 5.9 of the Company Disclosure Schedule, no provision of this Agreement will (i) prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan, Foreign Benefit Plan or benefit plans of any Parent or Parent Subsidiaries or (ii) be construed as to establish, amend or modify any benefit or compensation plan, program or agreement including any Company Benefit Plan and Foreign Benefit Plan.

(l)                  The Company and Parent acknowledge and agree that all provisions contained in this Section 5.9 with respect to employees are included for the sole benefit of the respective parties and will not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof.

5.10                        Indemnification of Directors and Officers.

(a)              For a period of six years from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless all past and present directors and officers of the Company to the same extent such Persons are required to be indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Charter, the Company Bylaws and indemnification agreements in existence on the date of this Agreement with any directors and officers of the Company and made available to Parent prior to the date of this Agreement, in each case arising out of acts or omissions in their capacity as directors or officers of the Company occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger).  Parent and the Surviving Corporation will advance as incurred expenses (including reasonable legal fees and expenses) to all past and present directors and officers of the Company incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.10(a) in accordance with the procedures set forth in the Company Bylaws and indemnification agreements in existence on the date of this Agreement and made available to Parent prior to the date of this Agreement, subject to the Surviving Company’s receipt of an undertaking by or on behalf of such person to repay such expenses if it is ultimately determined that such person is not entitled to indemnification pursuant to this Section 5.10(a). In the event of any Proceeding pursuant to which any person may claim indemnification pursuant to this Section 5.10, (i) the Surviving Corporation may control the defense of any such Proceeding (other than in respect of any Proceeding that seeks non-monetary relief or involves criminal or quasi-criminal allegations) and (ii) no Person who may claim indemnification pursuant to this Section 5.10 may settle, compromise, or consent to the entry of any judgment in any such Proceeding without the prior written consent of the Surviving Corporation, such consent not to be unreasonably withheld, conditioned or delayed.

(b)              For a period of six years from and after the Effective Time, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws.  Parent and the Surviving Corporation will cause the indemnification agreements in existence on the date of this Agreement and made available to Parent prior to the date of this Agreement with any of the directors or officers of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

(c)               For six years from and after the Effective Time, Parent will cause the Surviving Corporation to maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring on or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (accurate and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (which annual premium is hereby represented and warranted by the Company to be as set forth in Section 5.10(c) of the Company Disclosure Schedule).  The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained by either Parent or the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that the Company will not obtain any such prepaid policy if the cost of such policy will exceed 300% of the last annual premium paid prior to the date of this Agreement.  If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving

Corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

(d)              In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.10.

(e)               The obligations under this Section 5.10 will (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any action, suit, proceeding or investigation brought or commenced during such six-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies will be third-party beneficiaries of this Section 5.10).

5.11                        State Takeover Laws.  If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent, Merger Sub or the Merger, including the acquisition of Shares pursuant thereto, the Support Agreement or any other transaction contemplated by this Agreement, then the Company Board will, as promptly as practicable, take all action necessary to render such Law inapplicable to the foregoing.

5.12                        Parent Agreement Concerning Merger Sub.  Parent agrees to cause Merger Sub to comply with its obligations under this Agreement.

5.13                        Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or Company Accelerated Equity Awards pursuant to this Agreement and the Merger will be an exempt transaction for purposes of Section 16.

5.14                        Exchange Act Deregistration.  The Company and Parent will cooperate and use their respective reasonable best efforts to cause the deregistration under the Exchange Act of the shares of Company Common Stock as promptly as practicable following the Effective Time in compliance with applicable Law.

5.15                        Resignations.  At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation, effective at the Effective Time, of each director of the Company in office as of immediately prior to the Effective Time.

5.16                        Stockholder Litigation.  The Company will promptly provide Parent with any pleadings and correspondence relating to any Proceedings involving the Company or any of its officers or directors relating to this Agreement or the transactions contemplated hereby, including disclosures made under securities laws and regulations related thereto, will keep Parent reasonably informed on a reasonably current basis with respect to the status thereof, and will cooperate with Parent in the defense or settlement of any such Proceeding, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).  The Company will consult and cooperate with Parent and will consider in good faith the views of the Parent in connection with any stockholder litigation.  In addition, to the extent reasonably practicable, the Company will permit authorized Representatives of Parent to be present at each meeting or conference relating to such stockholder litigation and to have access to and be consulted in connection with any document submitted in connection therewith.

5.17                        Payoff Documentation; Financing.

(a)              The Company shall use commercially reasonable efforts to cause the lenders (or their agent or other representative) in respect of all debt for borrowed money of the Company or the Company Subsidiaries set forth on Section 5.17 of the Company Disclosure Schedule to deliver at least four (4) Business Days prior to the Closing Date a customary “payoff letter” providing, upon receipt of the applicable payoff amounts, (i) that such indebtedness shall have been repaid and (ii) if such indebtedness is secured, that all Liens held by or on behalf of such lenders in respect of the properties and assets of the Company and its Subsidiaries with respect to such secured indebtedness shall have been released.  Parent shall pay, or shall cause one or more of its Subsidiaries to pay, the applicable payoff amounts in respect of such indebtedness on the Closing Date and Parent will cause standby letters of credit to be issued or other appropriate arrangements to made with respect to letters of credit issued under the Existing Credit Facilities so that the commitments under the Existing Credit Facilities may be terminated on the Closing Date.

(b)              The Company shall, and shall cause the Company Subsidiaries to, solely to the extent permitted by the Senior Notes Indenture, (i) within 29 days following the date hereof, issue one or more notices of optional redemption for all of the outstanding aggregate principal amount of the Senior Notes, pursuant to the Senior Notes Indenture, in order to effect a redemption on the Closing Date; provided, that such redemption notice shall be subject to and conditioned upon the occurrence of the Closing, and (ii) at the written request of Parent, provide any other cooperation reasonably requested by Parent to facilitate the redemption of the Senior Notes effective as of and conditioned upon the occurrence of the Effective Time, including with respect to release of all Liens securing the Senior Notes (subject to the payment by Parent of all amounts owed to the holders thereof in connection with such redemption). Parent shall deposit, or shall cause one or more of its Subsidiaries to deposit with the appropriate Person under the Senior Notes Indenture, an amount sufficient to pay in full the redemption price of, accrued interest on, and the Applicable Prepayment Premium (as defined in the Senior Notes Indenture) with respect to, all the outstanding Senior Notes prior to 11:00 a.m. New York City time on the Closing Date.

(c)               Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or advisable to arrange the Debt Financing and to consummate the Debt Financing on or prior to the Closing Date.  Such actions shall include, but not be limited to, the following: (i) maintaining in effect the Debt Commitment Letters (subject to the right of Parent to amend, replace, supplement or otherwise modify the Debt Commitment Letters and the Debt Fee Letters in accordance with this Section 5.17); (ii) satisfying on a timely basis (or, if deemed advisable by Parent, obtaining a waiver with respect to) all Financing Conditions; and (iii) negotiating, executing and delivering definitive debt agreements on terms and conditions no less favorable to Parent than those contained in the Debt Commitment Letters (including any “market flex” provisions contained in the Debt Fee Letters) or on such other terms acceptable to Parent and its financings sources.  Parent shall give the Company prompt notice of any breach or repudiation by any party to any Debt Commitment Letter of which Parent becomes aware if such breach or repudiation would reasonably be expected to affect the timely availability of, or the amount of, the Debt Financing, or the ability of Parent to consummate the Merger.  Without limiting Parent’s other obligations under this Section 5.17, if a Financing Failure Event occurs, Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) as promptly as practicable following the occurrence of such event, use reasonable best efforts to obtain alternative financing from alternative financing sources, in an amount sufficient to pay the aggregate cash to be paid as Merger Consideration and the aggregate Company Accelerated Equity

Award Payments pursuant to this Agreement and consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event; provided that Parent shall not be required to arrange or obtain any alternative financing having terms and conditions (including “market flex” provisions) less favorable to Parent than those contained in the Debt Commitment Letters and the Debt Fee Letters (it being understood that the obligations of Parent and Merger Sub to consummate the Merger are not in any way contingent upon or otherwise subject to the consummation by Parent or Merger Sub of any financing arrangements, the obtaining by Parent or Merger Sub of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub), and (iii) when obtained, provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing (it being understood that any “market flex” provisions may be redacted).  In the event that alternative financing is arranged in accordance with this Section 5.17(c), the term “Debt Commitment Letters” shall mean the commitment letters for such alternative financing and the term “Debt Financing” shall include such alternative financing. Except for substitutions and replacements pursuant to the immediately preceding sentence, Parent shall not amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letters in any manner that would (A) expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof, (B) extend the timing of the funding of the Debt Financing thereunder or reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the ability of Parent to consummate the Merger in accordance with the terms of the Parent Credit Agreement, (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “market flex” provisions existing on the date hereof)) or (D) adversely impact in any material respect the remedies available to Parent under the Debt Commitment Letters or the definitive debt agreements with respect thereto, in each case, without the prior written approval of the Company, (such approval not to be unreasonably withheld, conditioned or delayed) (it being understood that the exercise of any “market flex” provisions under the Debt Fee Letters shall not be deemed an amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letters); provided, that Parent may amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed a Debt Commitment Letter as of the date hereof.  At the reasonable request of the Company, Parent shall keep the Company informed in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing.

(d)     The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts (including using reasonable best efforts to cause its and their respective officers, employees and Representatives) to cooperate with Parent in connection with the arrangement of, and the satisfaction on a timely basis of, all conditions precedent to the Debt Financing (as is customary or required in accordance with the terms of the Debt Commitment Letters and as Parent may reasonably request in connection with the Debt Financing), including using reasonable best efforts with respect to the following actions:

i.              cooperating and assisting in the preparation of any customary marketing materials, including customary confidential information memorandum, lenders presentations, and business projections reasonably requested by Parent and the Financing Sources;

ii.             making executive officers of the Company and the Company Subsidiaries reasonably available for meetings (including customary one-on-one meetings with prospective lenders), due diligence sessions and drafting sessions;

iii.            furnishing Parent and the Financing Sources as promptly as reasonably practicable following request therefor (a) the following financial statements required to be filed with the SEC in compliance with, and within the time frames set forth under, the Exchange Act:

(I) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company as of the last day of and for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date; and (II) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the last day of and for each subsequent fiscal quarter (other than the fourth fiscal quarter of the fiscal year of the Company) ended at least 45 days prior to the Closing Date and (b) information reasonably necessary for Parent to prepare a pro forma combined balance sheet and to prepare other related pro forma combined statements of income as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements are required to be delivered pursuant to the foregoing clause (a), prepared after giving effect to the transactions contemplated hereby and other pro forma financial information required by Regulation S-X in connection with the Debt Financing (including, if applicable, any recasting of any of the Company’s or the Company Subsidiaries’ financial information to match the fiscal year end of Parent and providing appropriate related disclosure for purposes of preparing Regulation S-X compliant financial statements), in the case of the foregoing clause (a), prepared in accordance with applicable provisions of GAAP;

iv.            executing and delivering any credit agreements, notes, guarantee documents, other definitive financing documents, and other customary closing certificates as may be reasonably requested by Parent (subject in each case, for the avoidance of doubt, to the provisions below);

v.             furnishing Parent and the Financing Sources as promptly as reasonably practicable, and in any event no later than three (3) Business Days prior to Closing, with all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent at least ten (10) Business Days prior to Closing;

vi.            providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);

vii.           causing its independent registered public accounting firm (1) to cooperate with Parent in connection with any financing arrangements, including, to the extent applicable, by providing customary “comfort letters” (including customary “negative assurances”) and (2) to provide customary assistance with the due diligence activities of Parent and the Financing Sources and the preparation by Parent of any customary pro forma financial statements, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings; and

viii.          reasonably facilitating the taking of all corporate, limited liability company, partnership or other similar actions by the Company and the Company Subsidiaries that are reasonably necessary to permit the consummation of all financing agreements, including the Debt Financing, including the provision of guarantees; provided that no action of any board of directors (or similar governing body) shall be required to be taken prior to the Effective Date.

provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries; provided, further, that the Company, the Company Subsidiaries and any of their respective directors or officers shall not be required to take any action in the capacity as a director or officer of the Company or any Company Subsidiary to authorize or approve the Debt Financing (other than providing customary authorization letters, described in clause (vi) above); provided, further, that neither the Company nor any Company Subsidiary shall be required to commit to take any action (other than providing customary authorization letters, described in clause (vi) above) that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time.  Neither the Company nor any Company Subsidiary shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Effective Time.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Company Subsidiary in connection with this Section 5.17(d).  Parent shall indemnify and hold harmless, the Company, each Company Subsidiary and its respective officers, employees and other Representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of Debt Financing and any information utilized in connection therewith, except to the extent that any such liabilities or losses arise from the bad faith, gross negligence or willful misconduct of the Company or any Company Subsidiary.

5.18        NYSE Listing Matters.  Parent shall file a notification of listing of additional shares (or such other form as may be required) with the New York Stock Exchange with respect to the Parent Shares to be issued in the Merger, and shall use reasonable best efforts to cause such Parent Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

5.19        FIRPTA Certificate.  The Company shall deliver to Parent at the Closing a statement signed under penalties of perjury and dated as of the Closing Date, issued pursuant to Treasury Regulation sections 1.897-2(h) and 1.1445-2(c)(3)(i) and in form and substance reasonably satisfactory to Parent, certifying that the stock of the Company is not a United States real property interest within the meaning of section 897 of the Code, together with a copy of a notice to the Internal Revenue Service, signed by the Company, that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2).

5.20        Insured Events.  Prior to the Effective Time, the Company shall use commercially reasonable efforts to, and to cause each Company Subsidiary to, give written notice to the insurer under each relevant Insurance Policy of any claim, fact, event, development, condition, occurrence, circumstance, state of facts or effect of which the Company has knowledge (including any pending or threatened third-party claim) that arose at any time prior to the Closing and is reasonably expected to be covered within the terms and conditions of any of the Insurance Policies; provided that for the purposes of this Section 5.20, “knowledge” shall be limited to the Company’s (i) General Counsel, (ii) Chief Litigation Counsel and (iii) Director of Risk Management.

5.21        Parent Board of Directors.  Prior to the Closing, Parent will take all actions reasonably necessary to expand the number of members of the Board of Directors of Parent by one.  Thereafter and prior to the Closing, Parent will designate and take all actions reasonably necessary to appoint one director from the Company Board who qualifies as an “independent director” under applicable NYSE rules to the Board of Directors of Parent as of immediately after the Effective Time, to serve in such capacity until his or her successor is duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1          Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver (to the extent permitted under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)     The Company Stockholder Approval shall have been obtained.

(b)     (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) any applicable waiting period or any approval or authorization required to be obtained from any Governmental Entity under the Competition Laws of the jurisdictions set forth on Section 6.1(b) of the Company Disclosure Schedule for the consummation of the Merger shall have been expired or been obtained, as applicable.

(c)     (i) No Governmental Entity set forth on Section 6.1(c) of the Company Disclosure Schedule shall have issued an Order or taken any other action enjoining or otherwise prohibiting the consummation of the Merger and (ii) there shall be no Law in effect which makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger.

(d)     The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened unless subsequently withdrawn.

(e)     The Parent Shares to be issued in the Merger shall have been authorized and approved for listing on the NYSE subject to official notice of issuance.

6.2          Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver (to the extent permitted under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)     (i) The representations and warranties of the Company set forth in Section 3.2(a) — (c) will be true and correct in all respects (except for any inaccuracies that would not, in the aggregate, reflect an underrepresentation of the number of fully diluted Shares outstanding, before giving effect to the Merger, of more than 0.50% from that reflected in such representations) as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), (ii) the representations and warranties of the Company contained in Section 3.1(a) and Section 3.3 of this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time) and (iii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), except as would not have a Company Material Adverse Effect.

(b)     The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing, or any breach or failure to do so shall have been cured.

(c)     Since the date of this Agreement, there shall not have occurred any change, event, development, condition, occurrence or effect or state of facts that has had a Company Material Adverse Effect.

(d)     Parent shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a), (b) and (c) of this Section 6.2 have been satisfied.

6.3          Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted under applicable Law) written waiver at or prior to the Effective Time of each of the following conditions:

(a)     (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) and (b) will be true and correct in all respects (except for any inaccuracies that would not, in the aggregate, reflect an underrepresentation of the number of fully diluted Parent Shares outstanding, before giving effect to the Merger, of more than 0.50% from that reflected in such representations) as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.1(a), Section 4.2(d),  Section 4.3 and Section 4.13 of this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time) and (iii) all other representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), except as would not have a Parent Material Adverse Effect.

(b)     Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing, or any breach or failure to do so shall have been cured.

(c)     Since the date of this Agreement, there shall not have occurred any change, event, development, condition, occurrence or effect or state of facts that has had a Parent Material Adverse Effect.

(d)     The Company shall have received a certificate of Parent, executed by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in subsections (a), (b) and (c) of this Section 6.3 have been satisfied.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1          Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub:

(a)     By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time;

(b)     By either the Company or Parent, at any time prior to the Effective Time, if (i) any Governmental Entity set forth on Section 6.1(c) of the Company Disclosure Schedule has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable or (ii) any Law is in effect which makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger;

(c)     By Parent, at any time prior to the Effective Time if a Triggering Event has occurred;

(d)     By the Company, at any time prior to receipt of the Company Stockholder Approval, in connection with the Company Board’s causing the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.4(e); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available unless (i) the Company shall have complied in all material respects with Section 5.4, (ii) prior to or concurrently with such termination, the Company pays to Parent by wire transfer in immediately available funds the Breakup Fee and (iii) substantially concurrently with such termination, the Company duly executes and delivers a definitive Alternative Acquisition Agreement with respect to such Superior Proposal to the counterparty thereto;

(e)     By Parent or the Company, if the Effective Time has not occurred on or before May 1, 2018 (as it may be extended, the “Outside Date”); provided, however, that either the Company or Parent may, upon written notice to the other party, extend the Outside Date to August 1, 2018 if the condition set forth in Section 6.1(b) (or Section 6.1(c), to the extent related to Section 6.1(b)) has not been satisfied prior to the initial Outside Date but all other conditions to Closing shall be fulfilled; provided, further, that the right to termination pursuant to this Section 7.1(e) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or principally resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(f)     By Parent, prior to the Effective Time, if: (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement, a breach of any covenant of the Company contained in this Agreement or any fact, change, event, development, condition, occurrence, circumstance, state of facts or effect (“Event”), in any case, such that any condition to the Merger in Section 6.2(a), Section 6.2(b) or Section 6.2(c) is not satisfied, (ii) Parent has delivered to the Company written notice of such Uncured Inaccuracy, breach or Event and (iii) either such Uncured Inaccuracy, breach or Event is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date and (y) the twentieth (20th) day following the delivery of such written notice to the Company; provided, however, that Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if: (A) any material covenant of Parent or Merger Sub contained in this Agreement has been breached such that the condition to the Merger in Section 6.3(b) is not satisfied, and such breach has not been cured in all material respects; or (B) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement such that any condition to the Merger in Section 6.3(a) is not satisfied, in each case as of the date of such termination; or

(g)     By the Company, prior to the Effective Time, if: (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement, a breach of any covenant of Parent or Merger Sub contained in this Agreement or Event, in any case, such that any condition to the Merger in Section 6.3(a), Section 6.3(b) or Section 6.3(c) is not satisfied, (ii) the Company has delivered to Parent written notice of such Uncured Inaccuracy, breach or Event and (iii) either such Uncured Inaccuracy, breach or Event is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date and (y) the twentieth (20th) day following the delivery of such written notice to Parent; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if: (A) any material covenant of the Company contained in this Agreement has been breached such that any condition to the Merger in Section 6.2(b) is not satisfied and such breach has not been cured in all material respects; or (B) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement such that any condition to the Merger in Section 6.2(a) is not satisfied, in each case as of the date of such termination;.

(h)     By Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof.

7.2          Effect of Termination.

(a)     In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (i) with respect to the last sentence of Section 5.3(a), Section 5.8, the second-to-last sentence of Section 5.17(d), this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the fraud or willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

(b)     In the event that this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(d), then the Company will pay to Parent prior to or concurrent with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Breakup Fee.

(c)     In the event that (i) this Agreement is terminated pursuant to Section 7.1(e), Section 7.1(f) or Section 7.1(h), (ii) prior to the date of the Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting) an Acquisition Proposal will have been publicly announced or will have become publicly known and is not withdrawn and (iii) within 12 months following the termination of this Agreement, the Company enters into a definitive written agreement providing for the consummation of any Acquisition Proposal or any Acquisition Proposal is consummated, then, prior to or concurrent with such consummation, the Company will pay to Parent the Breakup Fee, less the amount of any Expense Fee previously paid to Parent pursuant to Section 7.2(d) (provided, that for purposes of this Section 7.2(c), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 8.4, except that the references to “20%” will be deemed to be references to “more than 50.0%”).

(d)     In the event that this Agreement is terminated pursuant to Section 7.1(h), the Company will pay to Parent prior to or concurrent with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Expense Fee.

(e)     In no event shall the Company be required to pay the Breakup Fee to Parent on more than one occasion.  All payments under this Section 7.2 will be made by wire transfer of immediately available funds to the account designated by Parent on Section 7.2(e) of the Parent Disclosure Schedule.  Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Breakup Fee is payable for the efforts and resources expended and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and the expectation of the consummation of the transactions contemplated by this Agreement. Accordingly, if the Company fails to pay the fees due pursuant to this Section 7.2 or any portion thereof and, in order to obtain such payment, Parent and Merger Sub commences a suit which results in a final and nonappealable Order against the Company for such fee or any portion thereof, the Company shall pay to Parent and Merger Sub its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the applicable fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, at the prime lending rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment.

(f)     Notwithstanding anything to the contrary in this Agreement, in the event that the Breakup Fee and the other amounts set forth in Section 7.2(e) are paid pursuant to this Section 7.2, Parent’s right to receive payment of the Breakup Fee and such other amounts shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the Company or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.

7.3          Amendment.  This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub; provided, however, that, after adoption of this Agreement by such stockholders, no amendment may be made which by Law requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.  Notwithstanding the foregoing, this Section 7.3 and Sections 8.9, 8.12 and 8.15 (and any related definition insofar as they affect such Sections) may not be amended, waived or supplemented in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources (other than the Non-Party Affiliates).

7.4          Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

8.1          Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time.  This Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

8.2          Fees and Expenses.  Subject to Section 7.2, all Expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred the same.

8.3          Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile or email transmission (provided confirmation of facsimile or email transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Jacobs Engineering Group, Inc.

1999 Bryan Street

Suite 1200

Dallas, TX 75201

Attn:                      Michael Tyler, General Counsel

Fax:                       (214) 638-0447

Email:                    Michael.Tyler@jacobs.com

with a copy to (for information purposes only):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:             Chris Ewan
Facsimile No.:      (212) 859-4000
Email:                   christopher.ewan@friedfrank.com

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, NY 10019
Attention:                                         David A. Katz
Facsimile No.:      (212) 403-2000
Email:                                                            DAKatz@wlrk.com

If to the Company, addressed to it at:

CH2M HILL Companies, Ltd.

919 South Jamaica Street

Englewood, CO 80112-5946

Attn:                      Thomas McCoy, Executive Vice President, General Counsel & Secretary

Fax:                       (720) 286-8686

Email:                    thomas.mccoy@ch2m.com

with a copy to (for information purposes only):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:                                         Tad J. Freese
Facsimile No.:      (650) 463-2600
Email:                                                            tad.freese@lw.com

and

Richards Layton & Finger, P.A.
One Rodney Square, 920 North King Street
Wilmington, Delaware 19801
Attention:                                         Mark J. Gentile
Facsimile No.:      (302) 498-7722
Email:                                                            gentile@rlf.com

8.4          Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any confidentiality agreement between the Company and another Person that (i) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 5.4 or otherwise complying with any provision of this Agreement and (ii) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, that such agreement need not contain any standstill or similar obligation).

“Acquisition Proposal” means any inquiry, offer, indication of interest or proposal by a bona fide third party (in writing or otherwise) concerning or relating to any (a) merger, consolidation, reorganization, recapitalization, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary, (b) sale, lease or other disposition of assets of the Company and/or any Company Subsidiary representing 20% or more of the consolidated assets of the Company (based on the fair market value thereof), (c) issuance or sale by the Company of Equity Interests representing 20% or more of the voting power of the Company or 20% or more of the outstanding Shares, (d) transaction in which any Person or group is proposing to acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 20% or more of the voting power of the Company or 20% or more of the outstanding Shares or (e) any combination of the foregoing (in each case, other than the Merger and other transactions contemplated by this Agreement, and irrespective of whether any such transaction is a single or multi-step transaction or series of transactions).

“Affiliate” or “affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Available Cash Election Amount” means the difference between (a) the product of the Mixed Cash Consideration multiplied by the total number of Shares (other than Shares to be cancelled in accordance with Section 2.1(c)) issued and outstanding immediately prior to the Effective Time, minus (b) the product of (x) the total number of Mixed Election Shares (it being understood, for the avoidance of doubt, that No Election Shares shall be deemed to be Mixed Election Shares for this purpose), multiplied by (y) the Mixed Cash Consideration, minus (c) the product of (i) the total number of Dissenting Shares as of immediately prior to the Effective Time multiplied by (ii) the Cash Election Consideration.

“beneficial ownership” has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Breakup Fee” means an amount, in cash, equal to $85,444,783.80.

“Business” means the business conducted by the Company and the Company Subsidiaries.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.

“Cash Election Amount” means the product of the number of Cash Election Shares multiplied by the Cash Election Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” means, other than Foreign Benefit Plans, all material “employee benefit plans” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and all material bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, retention, profit-sharing, deferred compensation, vacation, paid time off, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all material employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which the Company is a party, with respect to which the Company has or may have any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, director or consultant of the Company.

“Company ESPP” means the Company’s Payroll Deduction Stock Purchase Plan, as amended.

“Company Material Adverse Effect” means any fact, change, event, development, condition, occurrence, circumstance, state of facts or effect that (i) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would, individually or in the aggregate, prevent or materially delay beyond the Outside Date the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change generally affecting the global economy, financial markets or political, economic or regulatory conditions in any geographic region in which the Company conducts business; (b) changes in financial, credit or capital market conditions, including interest rates or exchange rates; (c) any change generally affecting the industries in which the Company and any Company Subsidiary operates; (d) any change primarily caused by the execution, announcement or pendency of the transactions contemplated hereby, including any litigation or any loss or threatened loss of, or disruption or threatened disruption in, the relationship of the Company and the Company Subsidiaries with respect to their respective customers, employees, labor unions, financing sources, suppliers, strategic partners or similar relationships, in each case, primarily resulting from the execution, announcement or pendency of the transactions contemplated hereby; (e) any change primarily caused by the Company’s compliance with the express terms of this Agreement or actions taken at Parent’s express request pursuant to this Agreement; (f) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or any material worsening of such conditions threatened or existing as of the date of this Agreement; (g) any hurricane, earthquake, flood, or other natural disasters or acts of God; (h) changes in Laws after the date hereof; (i) changes in GAAP after the date hereof; or (j) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition); provided, that, the exceptions in clauses (a) through (c) and (f) through (i) will be taken into account for purposes of determining whether there has been or will be, a Company Material Adverse Effect if such change, effect, event, occurrence or development has had or would reasonably be expected to have a material and disproportionate effect on the Company and the Company Subsidiaries, as a whole, compared to other companies operating in the industry in which the Company and the Company Subsidiaries operate.

“Company Registered Intellectual Property” means all Intellectual Property Rights that are owned by the Company or any of the Company Subsidiaries and are the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Entity.

“Company Significant Subsidiary” means each Company Subsidiary set forth on Section 8.4(a) of the Company Disclosure Schedule.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to vote upon the adoption of this Agreement at the Company Stockholder Meeting, voting together as a single class and on an as-converted to Company Common Stock basis.

“Competition Law” means any domestic or foreign antitrust, competition and merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any contract, agreement, indenture, note, loan, mortgage, bond, license, sublicense, letter of intent, memorandum of understanding, lease or any other legally binding commitment, plan or other arrangement, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Debt Commitment Letters” means (i) the senior unsecured revolving credit facility commitment letter and (ii) the senior unsecured delayed-draw term loan facility commitment letter, in each case, dated as of the date hereof, between Parent, on the one hand, and BNP Paribas Securities Corp., BNP Paribas and The Bank of Nova Scotia, on the other hand, in each case as amended, supplemented or replaced in compliance with this Agreement or as required by Section 5.17 following a Financing Failure Event pursuant to which the financial institutions party thereto have agreed, subject only to the applicable Financing Conditions (and, in the case of the senior unsecured revolving credit facility commitment letter, subject to Parent not obtaining the requisite consents to its existing credit facilities referenced in the senior unsecured revolving credit facility commitment letter), to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, including (i) the payment of the aggregate Merger Consideration and Company Equity Award Payments to which holders of Shares and Company Equity Awards will be entitled pursuant to this Agreement and (ii) the repayment of the indebtedness contemplated by Sections 5.17(a) and 5.17(b).

“Debt Fee Letters” means the fee letters, dated as of the date hereof and delivered in connection with the Debt Commitment Letters, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 5.17.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letters, and including any other related loans, credit facilities or debt financings incurred in connection with the transactions contemplated by this Agreement.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as amended, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Award Consideration” means an amount equal to the sum of (i) the Mixed Cash Consideration and (ii) the Mixed Stock Consideration Value.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Facilities” means the credit facilities set forth in the Second Amended and Restated Credit Agreement, dated as of March 28, 2014, by and among the Company, the guarantors party thereto, the financial institutions party thereto as lenders, Wells Fargo Bank, National Association, as administrative agent and the other parties thereto, as amended, supplemented or otherwise modified from time to time and in effect as of the date hereof.

“Expense Fee” means an amount equal to the reasonable and documented out-of-pocket expenses actually incurred by Parent and its Subsidiaries in connection with this Agreement (including its negotiation) and the transactions contemplated by this Agreement, in an amount not to exceed $15.0 million.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or foreign Competition Law, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, any filings with the SEC, any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“Financing Conditions” means with respect to the Debt Financing, the conditions precedent set forth in the applicable “Conditions Precedent” Annexes of the Debt Commitment Letters.

“Financing Failure Event” means any of the following (a) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated, (b) for any reason, all or any portion of the Debt Financing becoming unavailable or (c) a breach or repudiation by any party to the Debt Commitment Letters, in any such case in the foregoing clauses (a), (b) or (c), if such event would reasonably be expected to affect the timely availability of, or the amount of, the Debt Financing, or the ability of Parent to consummate the Merger in accordance with the terms of the Parent Credit Agreement.

“Financing Sources” means BNP Paribas and The Bank of Nova Scotia, together with any additional financing sources that join or become parties to the Debt Commitment Letters or provide any related loans, credit facilities or debt financings in connection with the transactions contemplated by this Agreement, together in each case with their affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons; provided, however, that none of Parent, its affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons shall be Financing Sources.

“Foreign Benefit Plans” means benefit plans that are comparable to Company Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Bid” means any outstanding or pending quotation, bid or proposal made by the Company, which, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, contract awarded under the Federal Supply Schedule program, individual purchase order, task order or delivery order or other Contract, between the Company, a Company Subsidiary, Parent or a Parent Subsidiary on one hand, and, on the other hand (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (c) any subcontractor (or lower tier subcontractor at any tier) in connection with or with respect to any contract of a type described in clauses (a) or (b) immediately above.

“Governmental Entity” means (i) any national, supranational, federal, state, county, municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (ii) any public international organization (such as the World Bank or the United Nations) and (iii) any department, agency, or instrumentality thereof, including any company, business, enterprise or other entity owned or controlled, in whole or in part, by any government, including any court.

“Government Official” means (a) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any official, officer, employee, representative, or any person acting in an official capacity for or on behalf of any public international organization or any department or agency thereof.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) rights in software, databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (e) trade secrets and other rights in know-how and confidential or proprietary information deriving economic value from the secret nature of the information, and (f) URL and Internet domain name registrations.

“Intervening Event” means, with respect to the Company, any material fact, change, event, development, condition, occurrence, circumstance, state of facts or effect that (i) first occurred or arose after the date of this Agreement and prior to the Company Stockholder Meeting, (ii) was not known to, or reasonably foreseeable by, any member of the Company Board, as of or prior to the date of this Agreement and (iii) did not result from or arise out of the announcement or pendency of the transactions contemplated by this Agreement or the breach of this Agreement by the Company; provided, however, that in no event shall the following be taken into account in determining if there has occurred an

Intervening Event: (A) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to an Acquisition Proposal (which, for the purposes of this Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (B) any changes in the market price or trading volume of Parent Shares (however, the underlying reasons for such events may constitute an Intervening Event), (C) any action taken (or refrained from being taken) by any party hereto pursuant to and in compliance with such party’s express obligations under this Agreement, or the consequences of any such action, (D) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Effective Time in connection with this Agreement or (E) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event).

“IRS” means the United States Internal Revenue Service.

“knowledge” of a Person means, with respect to the Company, the actual knowledge of each of the executive officers set forth on Section 8.4(b) of the Company Disclosure Schedule, and, with respect to the Parent and Merger Sub, the actual knowledge of each of the executive officers set forth on Section 8.4(b) of the Parent Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, executive order, treaty, convention, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” or “liabilities” means any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due and whenever or however arising.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, restriction, charge, option, lease, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Current Company Government Contract” shall mean each Government Contract that is reasonably expected to generate revenue for the Company or a Company Subsidiary, as applicable, in excess of $5,000,000 in the Company’s current fiscal year or any past or future fiscal year and the period of performance of which has not yet expired or been terminated, for which final payment has not yet been received or which remains subject to audit.

“Material Current Parent Government Contract” shall mean each Government Contract that is reasonably expected to generate revenue for the Parent or a Parent Subsidiary, as applicable, in excess of $5,000,000 in the Parent’s current fiscal year or any past or future fiscal year and the period of performance of which has not yet expired or been terminated, for which final payment has not yet been received or which remains subject to audit.

“Mixed Stock Consideration Value” means the product of (i) the Mixed Stock Consideration and (ii) the Parent Share VWAP.

“Non-Party Affiliates” means, with respect to the Financing Sources, their respective affiliates and their and their respective affiliates’ current, former and future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives, and the successors and assigns of the foregoing Persons.

“NYSE” means the New York Stock Exchange.

“Order” means any injunction, judgment, decree, ruling or other order issued by a Governmental Entity of competent jurisdiction or any Contract settling any actual or threatened Proceeding.

“Parent Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 7, 2014, among Parent, the subsidiaries of Parent from time to time party thereto, Bank of America, N.A., as administrative agent, and the other financial institutions from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Parent Material Adverse Effect” means any fact, change, event, development, condition, occurrence, circumstance, state of facts or effect that (i) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Parent and its Subsidiaries, taken as a whole, or (ii) would, individually or in the aggregate, prevent or materially delay beyond the Outside Date the ability of the Parent to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any change generally affecting the global economy, financial markets or political, economic or regulatory conditions in any geographic region in which the Parent conducts business; (b) changes in financial, credit or capital market conditions, including interest rates or exchange rates; (c) any change generally affecting the industries in which Parent and any Parent Subsidiary operates; (d) any change primarily caused by the execution, announcement or pendency of the transactions contemplated hereby, including the Merger, including any litigation or any loss or threatened loss of, or disruption or threatened disruption in, the relationship of Parent and the Parent Subsidiaries with respect to their respective customers, employees, labor unions, financing sources, suppliers, strategic partners or similar relationships, in each case, resulting primarily resulting from the execution, announcement or pendency of the transactions contemplated hereby; (e) any change primarily caused by Parent’s compliance with the express terms of this Agreement or actions taken at the Company’s express request pursuant to this Agreement; (f) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or any material worsening of such conditions threatened or existing as of the date of this Agreement; (g) any hurricane, earthquake, flood, or other natural disasters or acts of God; (h) changes in Laws after the date hereof; (i) changes in GAAP after the date hereof; or (j) any failure by Parent to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Parent Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition); provided, that, the exceptions in clauses (a) through (c) and (f) through (i) will be taken into account for purposes of determining whether there has been or will be, a Parent Material Adverse Effect if such change, effect, event, occurrence or development has had or would reasonably be expected to have a material and disproportionate effect on Parent and the Parent

Subsidiaries, as a whole, compared to other companies operating in the industry in which Parent and the Parent Subsidiaries operate.

“Parent Shares” mean the common stock, par value $1.00 of Parent.

“Parent Share VWAP” means the volume weighted average trading price of Parent Shares on the NYSE, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the ten (10) consecutive trading days ending on the third complete trading day prior to (and excluding) the Closing Date as reported by Bloomberg, L.P. (or, if not reported therein, in another authoritative source mutually selected by the parties).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves are reflected, in accordance with GAAP, on the most recent consolidated balance sheet of the Company included in the Company Financial Statements, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law in the ordinary course of business consistent with past practice for amounts not yet past due and payable, (c) non-exclusive licenses of tangible property or Intellectual Property Rights, (d) Liens that do not detract from the value and do not interfere with any present or intended use of such property or assets, in any material respect, and (e) Liens listed on Section 8.4(c) of the Company Disclosure Schedule.

“Person” or “person” means a natural person, partnership, corporation, limited liability company, legal entity, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proceeding” means any suit, claim, action, charge, complaint, examination, hearing, arbitration, investigation or other proceeding, whether civil, criminal, administrative or investigative.

“Proxy Statement/Prospectus” means the definitive proxy statement/prospectus (including any amendment or supplement thereto) included in the Registration Statement relating to the matters to be submitted to Company stockholders for approval at the Company Stockholder Meeting, which will also be used as a prospectus of Parent with respect to the issuance of Parent Shares in connection with the Merger.

“Registration Statement” means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act registering the Parent Shares to be issued in connection with the Merger.

“Securities Act” means the Securities Act of 1933.

“Senior Notes” means the 10% senior second lien notes due 2020 issued by the Company pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture, dated as of April 28, 2017, by and among the Company and Wilmington Trust, National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” will be replaced by “more than 50%”) made by a third party and that was not obtained as a result of any violation of Section 5.4, in any material respect, that the Company Board has determined in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, (i) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger (after giving effect to all adjustments to any revised terms proposed by Parent pursuant to Section 5.4(e) and considering the likelihood and timing of consummation, the identity of the third party making such proposal, the type of consideration offered by such third party, and the legal, financial, conditionality, financing, regulatory and other aspects of such proposal) and (ii) is not subject to any due diligence investigation or financing condition and is fully financed with available cash on hand or otherwise fully backed by written financing commitments that are in full force and effect.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs or imposts in the nature of a tax imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security (or similar), workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto.

“Tax Return” means any report, return, statement, certificate, claim for refund, election, estimated tax filing, declaration or other document filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule, information statement or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

“Triggering Event” will be deemed to have occurred if: (a) the Company Board effects a Change of Board Recommendation (whether or not in compliance with Section 5.4); (b) the Company enters into any Alternative Acquisition Agreement; (c) the Company Board publicly recommends to its stockholders any Acquisition Proposal; (d) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer) and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within five (5) Business Days after such disclosure; (e) a tender offer or exchange offer for the equity securities of the Company is commenced by a bona fide third party and the Company Board shall have failed to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of such commencement; or (f) the Company Board formally resolves to take, authorizes or announces its intention to take any of the foregoing actions.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date will be deemed to exist only if such representation or warranty is inaccurate as of such date as if such representation or warranty were made as of such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there will not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty was inaccurate as of the date of this Agreement or such other particular date, as applicable.

8.5                               Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“2017 AIP and 2017 PBP Bonuses”	Section 5.9(e)

“2017 CAM Bonuses”	Section 5.9(f)

“401(k) Plan”	Section 5.9(h)

“Agreement”	Preamble

“Alternative Acquisition Agreement”	Section 5.4(a)(ii)

“Anti-Corruption Laws”	Section 3.6(c)

“Assumed Equity Award Exchange Ratio”	Section 2.5(d)

“Assumed Performance Stock Units”	Section 2.5(d)

“Assumed Restricted Stock Unit”	Section 2.5(d)

“BofA Merrill Lynch”	Section 3.24(a)

“Book-Entry Shares”	Section 2.3(a)

“Cash Election”	Section 2.1(a)

“Cash Election Consideration”	Section 2.1(a)

“Cash Election Share”	Section 2.2(a)

“Cash Fraction”	Section 2.2(d)(i)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.3(a)

“Chancery Court”	Section 8.12(b)

“Change of Board Recommendation”	Section 5.4(d)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Accelerated Equity Awards”	Section 2.5(a)

“Company Accelerated Equity Award Payments”	Section 2.5(b)

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(d)

“Company CBA”	Section 3.13(b)

“Company Charter”	Section 3.1(d)

“Company Common Stock”	Recitals

“Company Data”	Section 3.17(f)

“Company Disclosure Schedule”	Article 3

“Company ESPP Ending Date”	Section 2.5(e)

“Company Equity Plans”	Section 2.5(a)

“Company Financial Statements”	Section 3.7(a)

“Company IT Systems”	Section 3.17(g)

“Company Material Contract”	Section 3.14(a)

“Company Material Intellectual Property”	Section 3.17(b)

“Company Options”	Section 2.5(a)

“Company Owned Intellectual Property”	Section 3.17(c)

“Company Permits”	Section 3.6(a)

“Company Phantom Awards”	Section 2.5(a)

“Company Accelerated Performance Stock Units”	Section 2.5(a)

“Company Accelerated Restricted Stock Units”	Section 2.5(a)

“Company Assumed Performance Stock Units”	Section 2.5(d)

“Company Assumed Restricted Stock Units”	Section 2.5(d)

“Company Preferred Stock”	Recitals

“Company Representatives”	Section 5.3(a)

“Company Restricted Shares”	Section 2.5(a)

“Company Restricted Stock Units”	Section 2.5(d)

“Company SEC Documents”	Section 3.7(a)

“Company Stock Appreciation Rights”	Section 2.5(a)

“Company Stockholder Meeting”	Section 5.5(b)

“Company Subsidiary”	Section 3.1(c)

“Company Top Customers”	Section 3.14(a)(iii)

“Company Top Suppliers”	Section 3.14(a)(iv)

“Confidentiality Agreement”	Section 5.3(a)

“Company Employee Agreements”	Section 5.9(d)

“Continuing Employees”	Section 5.9(a)

“Credit Suisse”	Section 3.24(b)

“D&O Insurance”	Section 5.10(c)

“Data Protection Program”	Section 3.17(f)

“DCAA”	Section 3.22(g)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.4

“Divestiture Action”	Section 5.6(b)

“Effective Time”	Section 1.2

“Election Deadline”	Section 2.2(c)

“Election Form”	Section 2.2(a)

“Electronic Delivery”	Section 8.13

“Exchange Agent”	Section 2.3(a)

“Exchange Fund”	Section 2.3(a)

“Event”	Section 7.1(f)

“Fractional Share Consideration”	Section 2.1(a)

“Hazardous Substance Matters”	Section 3.16(b)

“Insurance Policies”	Section 3.19

“Intervening Event Notice Period”	Section 5.4(f)(i)

“Leased Real Property”	Section 3.21(a)

“Mailing Date”	Section 2.2(a)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Merger Sub Common Stock”	Section 2.1(d)

“Mixed Cash Consideration”	Section 2.1(a)

“Mixed Election”	Section 2.1(a)

“Mixed Election Consideration”	Section 2.1(a)

“Mixed Election Share”	Section 2.2(a)

“Mixed Stock Consideration”	Section 2.1(a)

“No Election Shares”	Section 2.2(c)

“Non-Union Continuing Employees”	Section 5.9(a)

“Notice Period”	Section 5.4(e)(i)

“OFAC”	Section 3.23(a)

“Outside Date”	Section 7.1(e)

“Owned Real Property”	Section 3.21(b)

“Parent”	Preamble

“Parent Capitalization Date”	Section 4.2(a)

“Parent Disclosure Schedule”	Article 4

“Parent Financial Statements”	Section 4.6(a)

“Parent Governing Documents”	Section 4.1(c)

“Parent Preferred Stock”	Section 4.2(a)

“Parent Representatives”	Section 5.3(a)

“Parent SEC Documents”	Section 4.6(a)

“Parent Subsidiary”	Section 4.1(b)

“Parent 125 Plan”	Section 5.9(i)

“Preferred Certificate of Designation”	Recitals

“Preferred Stockholder Approval”	Recitals

“Representatives”	Section 5.3(a)

“Sanctioned Areas”	Section 3.23(b)

“Sanctioned Party”	Section 3.23(b)

“Sarbanes-Oxley Act”	Section 3.7(a)

“SEC”	Section 3.5

“Section 16”	Section 5.13

“Service Providers”	Section 3.12(h)

“Shares”	Recitals

“Significant M&A Transaction”	Section 3.14(a)(ix)

“Stock Election”	Section 2.1(a)

“Stock Election Consideration”	Section 2.1(a)

“Stock Election Share”	Section 2.2(a)

“Support Agreement”	Recitals

“Surviving Corporation”	Section 1.1(a)

“Trade Controls”	Section 3.23(a)

8.6                               Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7                               Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8                               Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Schedules and Company Disclosure Schedules and the other documents delivered pursuant hereto), the Support Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

8.9                               Parties in Interest.  This Agreement will be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for the individuals referenced in Section 5.10. Notwithstanding anything to the contrary, the Financing Sources will be express third-party beneficiaries of this Section 8.9 and Sections 7.3, 8.12 and 8.15 and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

8.10                        Assignment.  This Agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties hereto; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Parent Subsidiary prior to the mailing of the Proxy Statement (so long as such assignment does not give rise to any withholding Tax under Section 2.3(g)), but no such assignment will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

8.11                        Mutual Drafting; Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.  As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and

“Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.  All references in this Agreement to “$” are intended to refer to U.S. dollars.  Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.  Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

8.12                        Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)              This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any of the transactions contemplated by this Agreement shall also be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, each party hereto agrees, except as specifically set forth in the Debt Commitment Letters, that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)              Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division), or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested only in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against any of the Financing Sources in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (iii) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (iv) that the laws described in the last sentence of Section 8.12(a) shall govern any such action and (v) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH (INCLUDING THE DEBT COMMITMENT LETTERS) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE DEBT FINANCING OR ANY LEGAL PROCEEDING INVOLVING OR AGAINST THE FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13                        Counterparts; Electronic Delivery.  This Agreement may be executed and delivered, including by e-mail of an attachment in Adobe Portable Document Format or other file format based on common standards (“Electronic Delivery”), in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

8.14                        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically enforce the terms and provisions hereof in any court referred to in Section 8.12(b), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

8.15                        No Recourse to Financing Sources.

(a)                                 Notwithstanding anything to the contrary contained herein, except as provided in Section 8.15(b), the Company (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof (as each of the foregoing is determined prior to the Closing Date)):

i.                                          hereby waives any claims or rights against any Financing Source, and agrees that the Financing Sources shall have no liability, relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise arising prior to the Closing Date;

ii.                                       hereby agrees not to commence prior to the Closing Date any suit, action or proceeding against any Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letters and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise; and

iii.                                    hereby agrees to cause any suit, action or proceeding asserted against any Financing Source prior to the Closing Date by or on behalf of the Company, any of its Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof (as each of the foregoing is determined prior to the Closing Date) in connection with this Agreement, the Debt Financing, the Debt Commitment Letters and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated.

(b)                                 The provisions of Section 8.15(a) shall not apply to any claims or rights, suit, action or proceeding against any Financing Sources relating to or arising out of any Contract (other than this Agreement, the Debt Commitment Letter or any Contract entered into in connection with or in contemplation of the Merger, the Debt Financing and the transactions contemplated hereby and thereby) to which any of the Company or its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof, on the one hand, and any of the Financing Parties, on the other hand, are, were or may become parties or third party beneficiaries.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JACOBS ENGINEERING GROUP INC.

By:	/s/ Robert Pragada
Name: Robert Pragada
Title: President of Buildings and Infrastructure

BASKETBALL MERGER SUB INC.

By:	/s/ Michael J. Bante
Name: Michael J. Bante
Title: Secretary

CH2M HILL COMPANIES, LTD.

By:	/s/ Jacqueline Hinman
Name: Jacqueline Hinman
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]